                                                                    Exhibit 10.1


                               FINANCING AGREEMENT

                     THE CIT GROUP/COMMERCIAL SERVICES, INC.

                                   (AS LENDER)

                                       AND

                               CROWN CRAFTS, INC.,
                            CHURCHILL WEAVERS, INC.,
                                 HAMCO, INC. AND
                       CROWN CRAFTS INFANT PRODUCTS, INC.

                                 (AS BORROWERS)

                              DATED: JULY 11, 2006

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
SECTION 1.  DEFINITIONS .................................................     1
   1.1  DEFINED TERMS ...................................................     1

SECTION 2.  CONDITIONS PRECEDENT ........................................    18
   2.1  CONDITIONS PRECEDENT TO INITIAL FUNDING .........................    18

SECTION 3.  REVOLVING LOANS AND COLLECTIONS .............................    20
   3.1  FUNDING CONDITIONS AND PROCEDURES ...............................    20
   3.2  HANDLING OF PROCEEDS OF COLLATERAL; CASH DOMINION ...............    21
   3.3  REVOLVING LOAN ACCOUNT ..........................................    22
   3.4  REPAYMENT OF OVERADVANCES .......................................    22
   3.5  APPLICATION OF PROCEEDS OF COLLATERAL ...........................    23
   3.6  MONTHLY STATEMENT ...............................................    23
   3.7  ACCESS TO CIT'S SYSTEM ..........................................    24

SECTION 4.  RESERVED ....................................................    24

SECTION 5.  LETTERS OF CREDIT ...........................................    24
   5.1  ASSISTANCE AND PURPOSE ..........................................    25
   5.2  AUTHORITY TO CHARGE REVOLVING LOAN ACCOUNT ......................    25
   5.3  INDEMNITY RELATING TO LETTERS OF CREDIT .........................    25
   5.4  COMPLIANCE OF GOODS, DOCUMENTS AND SHIPMENTS WITH AGREED TERMS ..    25
   5.5  HANDLING OF GOODS, DOCUMENTS AND SHIPMENTS ......................    26
   5.6  COMPLIANCE WITH LAWS; PAYMENTS OF LEVIES AND TAXES ..............    26
   5.7  SUBROGATION RIGHTS ..............................................    27

SECTION 6.  COLLATERAL ..................................................    27
   6.1  GRANT OF SECURITY INTEREST ......................................    27
   6.2  LIMITED LICENSE .................................................    27
   6.3  REPRESENTATIONS, COVENANTS AND AGREEMENTS REGARDING COLLATERAL
   GENERALLY ............................................................    27
   6.4  REPRESENTATIONS REGARDING ACCOUNTS AND INVENTORY ................    28
   6.5  COVENANTS AND AGREEMENTS REGARDING ACCOUNTS AND INVENTORY .......    28
   6.6  COVENANTS AND AGREEMENTS REGARDING EQUIPMENT ....................    29
   6.7  GENERAL INTANGIBLES .............................................    30
   6.8  COMMERCIAL TORT CLAIMS ..........................................    30
   6.9  LETTER OF CREDIT RIGHTS .........................................    30
   6.10 REFERENCE TO OTHER LOAN DOCUMENTS ...............................    30
   6.11 CREDIT BALANCES; ADDITIONAL COLLATERAL ..........................    30

SECTION 7.  REPRESENTATIONS, WARRANTIES AND COVENANTS ...................    31
   7.1  REPRESENTATIONS AND WARRANTIES ..................................    31
   7.2  AFFIRMATIVE COVENANTS ...........................................    33
   7.3  FINANCIAL COVENANTS .............................................    39
   7.4  NEGATIVE COVENANTS ..............................................    39

SECTION 8.  INTEREST, FEES AND EXPENSES .................................    40
   8.1  INTEREST ........................................................    40
   8.2  DEFAULT INTEREST RATE ...........................................    41
   8.3  FEES AND EXPENSES RELATING TO LETTERS OF CREDIT .................    41
   8.4  OUT OF POCKET EXPENSES ..........................................    41
   8.5  REVOLVING LINE OF CREDIT FEE; COLLECTION DAYS ...................    41
   8.6  RESERVED ........................................................    41
   8.7  ADMINISTRATIVE MANAGEMENT FEE ...................................    41
   8.8  STANDARD OPERATIONAL FEES .......................................    41
   8.9  LIBOR LOANS .....................................................    41
   8.10 LIBOR BREAKAGE COSTS AND FEES ...................................    43
   8.11 EARLY TERMINATION FEE ...........................................    44
   8.12 CAPITAL ADEQUACY ................................................    44
   8.13 TAXES, RESERVES AND OTHER CONDITIONS ............................    44
   8.14 AUTHORITY TO CHARGE REVOLVING LOAN ACCOUNT ......................    45

SECTION 9.  POWERS ......................................................    45
   9.1  AUTHORITY .......................................................    45
   9.2  LIMITATIONS ON EXERCISE .........................................    46

SECTION 10. EVENTS OF DEFAULT AND REMEDIES ..............................    46
   10.1 EVENTS OF DEFAULT ...............................................    46
   10.2 REMEDIES WITH RESPECT TO OUTSTANDING LOANS ......................    47
   10.3 REMEDIES WITH RESPECT TO COLLATERAL .............................    48
   10.4 GENERAL INDEMNITY ...............................................    49

SECTION 11. TERMINATION .................................................    50

SECTION 12. MISCELLANEOUS ...............................................    50
   12.1 WAIVERS .........................................................    50
   12.2 ENTIRE AGREEMENT; AMENDMENTS ....................................    50
   12.3 USURY LIMIT .....................................................    51
   12.4 SEVERABILITY ....................................................    51
   12.5 WAIVER OF JURY TRIAL; SERVICE OF PROCESS ........................    51
   12.6 NOTICES .........................................................    51
   12.7 JOINT AND SEVERAL LIABILITY .....................................    52
   12.8 CHOICE OF LAW ...................................................    54

EXHIBITS
   Exhibit A -  Form of Compliance Certificate
   Exhibit B -- Letter of Credit Fees

SCHEDULES
   Schedule 1.1(a) - Existing Indebtedness
   Schedule 1.1(b) - Description of Mortgaged Real Estate
   Schedule 7.1(b) - Companies and Collateral Information
   Schedule 7.1(f) - Environmental Matters
   Schedule 7.1(g) - Litigation

     THE CIT GROUP/COMMERCIAL SERVICES, INC., a New York corporation, with an office located at Two Wachovia Center, Suite 2500, 301 South Tryon Street, Charlotte, North Carolina 28202 ("CIT"), is pleased to confirm the terms and conditions under which CIT shall make revolving loans and other financial accommodations to CROWN CRAFTS, INC., a Delaware corporation, with its principal offices located at 916 South Burnside Avenue, Gonzales, Louisiana 70737, ("CCI"), CHURCHILL WEAVERS, INC., a Kentucky corporation with its principal offices located at 100 Churchill Drive, Berea, Kentucky 40403 ("Weavers"), HAMCO, INC., a Louisiana corporation with its principal offices located at 916 South Burnside Avenue, Gonzales, Louisiana 70737 ("Hamco"), and CROWN CRAFTS INFANT PRODUCTS, INC., a Delaware corporation with its principal offices located at 711 West Walnut Street, Compton, California 90220 (hereinafter "Infant Products", and together with CCI, Weavers and Hamco, individually a "Company" and collectively, the "Companies").

                              BACKGROUND STATEMENT

     The Companies' business is a mutual and collective enterprise, and the Companies believe that the consolidation of all loans and other financial accommodations under this Agreement will enhance the aggregate borrowing powers of the Companies and ease the administration of their loan relationship with CIT, all to the mutual advantage of the Companies. In order to utilize the financial powers of the Companies in the most efficient and economical manner, and in order to facilitate the financing of each Company's needs, CIT will, at the request of the Funds Administrator, extend financial accommodations to all Companies on a combined basis in accordance with the provisions set forth in this Agreement. CIT's willingness to extend credit to the Companies and to administer each Company's collateral security therefor on a combined basis as more fully set forth in this Agreement is done solely as an accommodation to the Companies and at the Companies' request and in furtherance of the Companies' mutual and collective enterprise.

SECTION 1. DEFINITIONS

     1.1 DEFINED TERMS. As used in this Financing Agreement:

     ACCOUNTS shall mean all of each Company's present and future: (a) accounts (as defined in the UCC); (b) instruments, documents, chattel paper (including electronic chattel paper) (all as defined in the UCC); (c) unpaid seller's or lessor's rights (including rescission, replevin, reclamation, repossession and stoppage in transit) relating to the foregoing or arising therefrom; (d) rights to any goods represented by any of the foregoing, including rights to returned, reclaimed or repossessed goods; (e) reserves and credit balances arising in connection with or pursuant to this Financing Agreement; (f) guaranties, other supporting obligations, payment intangibles and letter of credit rights (all as defined in the UCC); (g) insurance policies or rights relating to any of the foregoing; (h) general intangibles pertaining to any of the foregoing (including rights to payment, including those arising in connection with bank and non-bank credit cards), and all books and records and any electronic media and software relating thereto; (i) notes, deposits or other property of each Company's account debtors securing the obligations owed by such account debtors to such Company; and (j) all Proceeds of any of the foregoing.

     ACCOUNTS BORROWING BASE shall mean, at any time, the sum at such time of:
(i) ninety percent (90%) of Eligible Factoring Credit Balances; plus (ii) ninety percent (90%) of the net amount of each Company's Eligible Accounts Receivable. The "net amount" of each Company's Eligible Accounts Receivable means the face amount of such Eligible Accounts Receivable less any and all returns, rebates, discounts, sales taxes, credits, allowances or excise taxes of any nature at any time issued, owing, claimed by customers, granted, outstanding or payable in connection with such Eligible Accounts Receivable.

     ADMINISTRATIVE MANAGEMENT FEE shall mean an amount equal to $1,500 per month, payable in accordance with Section 8.7 of this Financing Agreement.

     APPLICABLE MARGIN shall mean negative 1.0% for Chase Bank Rate Loans and positive 2.25% for LIBOR Loans.

     AVAILABILITY RESERVE shall mean an amount equal to the sum of:

     (a) any reserve which CIT may establish from time to time pursuant to the express terms of this Financing Agreement; plus

     (b) (i) three (3) months rental payments or similar charges for each Company's leased premises or other Collateral locations for which such Company has not delivered to CIT a landlord's waiver in form and substance reasonably satisfactory to CIT, and (ii) three (3) months estimated payments (plus any other fees or charges owing by any Company) to any applicable warehousemen or third party processor (as determined by CIT in the exercise of its reasonable business judgment), provided that any of the foregoing amounts shall be adjusted from time to time hereafter upon (x) delivery to CIT of any such acceptable waiver, (y) the opening or closing of a Collateral location and/or (z) any change in the amount of rental, storage or processor payments or similar charges; plus

     (c) a monthly reserve for accrued interest on LIBOR Loans having an Interest Period of more than 30 days

     BORROWING BASE shall mean, at any time:

     (a) the sum at such time of: (i) the Accounts Borrowing Base; plus (ii) the sum of (x) the Inventory Borrowing Base plus (y) the In-Transit Inventory Borrowing Base; less

     (b) the aggregate amount of the Availability Reserve in effect at such time.

     In addition:

     (a) Revolving Loans in respect of Eligible Inventory that is subject to a license agreement that limits or restricts any Company's or CIT's right to sell or otherwise dispose of such Inventory and in which case the licensor and CIT have not entered into a licensor waiver in form and substance satisfactory to CIT shall not be in excess of $3,000,000 at any one time; and

     (b) Revolving Loans in respect of Trade Accounts Receivable, the payment of which are provided for by a Wal-Marter Letter of Credit, shall not be in excess of $2,000,000.

     BUSINESS DAY shall mean any day on which both CIT and JPMorgan Chase Bank are open for business.

     CAPITAL EXPENDITURES shall mean, for any period, the aggregate expenditures of the Companies during such period on account of property, plant, equipment or similar fixed assets that, in conformity with GAAP, are required to be reflected on a Consolidated Balance Sheet.

     CAPITAL LEASE shall mean any lease of property (whether real, personal or mixed) which, in conformity with GAAP, is accounted for as a capital lease or a Capital Expenditure on a Consolidated Balance Sheet.

     CASUALTY PROCEEDS shall mean (a) payments or other proceeds from an insurance carrier with respect to any loss, casualty or damage to Collateral, and (b) payments received on account of any condemnation or other governmental taking of any of the Collateral.

     CCIP CLIENT RISK ACCOUNT shall mean a CCIP Factored Account upon which CIT shall not have assumed the Credit Risk.

     CCIP FACTOR RISK ACCOUNT shall mean a CCIP Factored Account on which CIT shall have assumed the Credit Risk.

     CCIP FACTORED ACCOUNT shall mean a Trade Account Receivable of CCIP that has been factored under the CCIP Factoring Agreement and is owned by CIT.

     CCIP FACTORING AGREEMENT shall mean the Amended and Restated Notification Factoring Agreement, dated July 5, 2001, between CIT and CCIP, as from time to time amended, modified, supplemented or restated.

     CHANGE OF CONTROL shall mean any of the following: (a) any person or group of persons (within the meaning of the Securities Exchange Act of 1934,) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934,) of thirty percent 30% or more of the issued and outstanding shares of capital stock of CCI having the right to vote for the election of directors of CCI under ordinary circumstances; (b) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the board of directors of CCI (together with any new directors whose election by the board of directors of CCI or whose nomination for election by the stockholders of CCI was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office; (c) CCI ceases to own and control, directly or indirectly, all of the economic and voting rights associated with all of the outstanding capital stock of the other Companies or (d) E. Randall Chestnut, as chief executive officer of CCI, shall cease for any reason (including death or disability) to hold such office, and a replacement reasonably satisfactory to CIT shall not have been appointed within ninety (90) days thereafter.

     CHASE BANK RATE shall mean the rate of interest per annum announced by JPMorgan Chase Bank (or its successor) from time to time as its "prime rate" in effect at its principal office in New York City. (The prime rate is not intended to be the lowest rate of interest charged by JPMorgan Chase Bank to its borrowers).

     CHASE BANK RATE LOANS shall mean any loans or advances made pursuant to this Financing Agreement that bear interest based upon the Chase Bank Rate.

     CIT'S BANK ACCOUNT shall mean CIT's bank account at Wachovia Bank, National Association (or its successor) in Charlotte, North Carolina.

     CIT'S SYSTEM shall mean CIT's StuckeyNet or other internet-based loan accounting and reporting system.

     CLIENT RISK ACCOUNTS shall mean all CCIP Client Risk Accounts and Hamco Client Risk Accounts.

     CLOSING DATE shall mean the date on which this Financing Agreement is executed by the parties hereto and delivered to CIT.

     COLLATERAL shall mean, collectively, all present and future Accounts, Factored Accounts, Equipment, Inventory and other Goods, Documents of Title, General Intangibles, Investment Property, Real Estate and Other Collateral.

     COLLECTION DAYS shall mean a period of three (3) Business Days after the deposit of proceeds of Collateral or other monies into CIT's Bank Account, for which interest may be charged on the aggregate amount of such deposits at the rate provided for in Section 8.1 or 8.2 (if applicable) of this Financing Agreement.

     CONSOLIDATED BALANCE SHEET shall mean a consolidated balance sheet for the Companies, eliminating all intercompany transactions and prepared in accordance with GAAP.

     CONSOLIDATING BALANCE SHEET shall mean a Consolidated Balance Sheet of the Companies plus individual balance sheets for the Companies, showing all eliminations of intercompany transactions and prepared in accordance with GAAP.

     COPYRIGHTS shall mean all of each Company's present and hereafter acquired copyrights, copyright registrations, recordings, applications, designs, styles, licenses, marks, prints and labels bearing any of the foregoing, all reissues and renewals thereof, all licenses thereof, all other general intangible, intellectual property and other rights pertaining to any of the foregoing, together with the goodwill associated therewith, and all income, royalties and other Proceeds of any of the foregoing.

     CREDIT RISK shall mean, with respect to any Factored Account, the risk that the account debtor obligated thereon will not pay such Factored Account in full when due on its longest maturity solely because of financial inability to pay.

     DEFAULT shall mean any event specified in Section 10.1 hereof, regardless of whether any requirement for the giving of notice, the lapse of time, or both, or any other condition, event or act, has occurred or been satisfied.

     DEFAULT RATE OF INTEREST shall mean a rate of interest equal to two percent (2%) per annum greater than the interest rate accruing on the Obligations pursuant to Section 8.1 hereof, which CIT shall be entitled to charge the Companies in the manner set forth in Section 8.2 of this Financing Agreement.

     DEPOSITORY ACCOUNT shall mean each bank account (and the related lockbox, if any) subject to CIT's control that is established by CIT or the Companies pursuant to Section 7.2(l)(ii) or Section 3.2(c) of this Financing Agreement.

     DEPOSITORY ACCOUNT CONTROL AGREEMENT shall mean a three-party agreement in form and substance satisfactory to CIT among CIT, the applicable Company and the bank which will maintain a Depository Account, (a) which provides CIT with control of such Depository Account and provides for the transfer of funds in a manner consistent with the provisions of Section 3.2(b) of this Financing Agreement, and (b) pursuant to which such bank agrees that (i) all cash, checks, wires and other items received or deposited into the Depository Account are the property of CIT, and (ii) except as otherwise provided in the Depository Account Control Agreement, such bank has no lien upon, or right of set off against, the Depository Account and any cash, checks, wires and other items from time to time on deposit therein.

     DILUTION PERCENTAGE shall mean, with respect to the Companies in the aggregate during any period of measurement, the quotient (expressed as a percentage) obtained by dividing (a) the aggregate amount of the Companies' non-cash reductions against Trade Accounts Receivable or Factored Accounts, during such period, by (b) the aggregate amount of the Companies' gross sales during such period. The Dilution Percentage shall be determined by CIT based on its reviews of the periodic financial and collateral reports submitted by the Companies to CIT as well as the results of the periodic field examinations of the Companies conducted by CIT from time to time. The period of measurement for calculating the Dilution Percentage shall be determined by CIT from time to time in the exercise of its reasonable business judgment.

     DOCUMENTATION FEES shall mean, subsequent to the Closing Date, CIT's standard fees for the use of CIT's in-house legal department relating to any and all modifications, waivers, releases, legal file reviews or additional collateral with respect to this Financing Agreement, the Collateral and/or the Obligations.

     DOCUMENTS OF TITLE shall mean all each Company's present and future documents (as defined in the UCC), and any and all warehouse receipts, bills of lading, shipping documents, chattel paper, instruments and similar documents, all whether negotiable or non-negotiable, together with all Inventory and other Goods relating thereto, and all Proceeds of any of the foregoing.

     EARLY TERMINATION DATE shall mean a date prior to the Termination Date on which the Companies terminate this Financing Agreement or the Revolving Line of Credit.

     EARLY TERMINATION FEE shall mean an amount equal to the product obtained by multiplying (a) the maximum amount of the Revolving Line of Credit times (b) (i) one percent (1.0%) if the Early Termination Date occurs on or before the first anniversary of the Closing Date and (ii) one-half percent (0.5%) if the Early Termination Date occurs after the first anniversary of the Closing Date but on or before the second anniversary of the Closing Date. If the Early Termination Date occurs any time after the second anniversary of the Closing Date, no Early Termination Fee shall be owing.

     EBITDA shall mean, for any period, all earnings before all interest, tax obligations and depreciation and amortization expense of CCI and its subsidiaries for such period, all determined in conformity with GAAP on a consolidated basis consistent with the latest audited financial statements of CCI and its subsidiaries, but excluding the effect of extraordinary and/or nonrecurring gains or losses for such period.

     ELECTRONIC TRANSMISSION shall have the meaning given to such term in
Section 7.2(g) of this Financing Agreement.

     ELIGIBLE ACCOUNTS RECEIVABLE shall mean the gross amount of each Companies' Trade Accounts Receivable that are subject to a valid, exclusive, first priority and fully perfected security interest in favor of CIT, which conform to the warranties contained herein, less, without duplication, the sum of:

     (a) reserves for such Trade Accounts Receivable that arise from, or are subject to or include: (i) sales to the United States of America, any state or other governmental entity or to any agency, department or division thereof, except for any such sales as to which the Companies complied with the Assignment of Claims Act of 1940 or any other applicable statute, rules or regulation; (ii) foreign sales, other than sales which otherwise comply with all of the other criteria for eligibility hereunder and are (x) secured by letters of credit (in form and substance satisfactory to CIT) issued or confirmed by, and payable at, banks acceptable to CIT having a place of business in the United States of America, or (y) to customers residing in Canada, provided that such Accounts are payable in United States Dollars; (iii) Accounts that remain unpaid more than the earlier of ninety (90) days from invoice date or sixty (60) days from due date; (iv) contra accounts; (v) sales to any subsidiary (direct or indirect) or parent (direct or indirect) of any Company, or to any other person or entity otherwise affiliated with any Company or with any shareholder, subsidiary (direct or indirect) or parent (direct or indirect) of any Company in any way; (vi) bill and hold (deferred shipment) or consignment sales; (vii) sales to any customer which is either (w) insolvent, (x) the debtor in any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceedings under any federal or state law, (y) negotiating, or has called a meeting of its creditors for purposes of negotiating, a compromise of its debts, or (z) financially unacceptable to CIT or has a credit rating unacceptable to CIT; (viii) all sales to any customer if forty percent (40%) or more of the aggregate dollar amount of all outstanding invoices to such customer are unpaid more than the earlier of ninety (90) days from invoice date or sixty (60) days from due date; (ix) sales to any customer and/or their affiliates to the extent the aggregate outstanding amount of such sales at any time exceed twenty percent (20%) or more of all Eligible Accounts Receivable at such time; (x) pre-billed receivables and receivables arising from progress billings; and (xi) sales not payable in United States currency; plus

     (b) reserves established by CIT to account for increases in the Companies' Dilution Percentage above the Companies' historical Dilution Percentage, and such other reserves against Trade Accounts Receivable as CIT deems necessary in the exercise of its reasonable business judgment and which are customary either in the commercial finance industry or in the lending practices of CIT.

     ELIGIBLE FACTORING CREDIT BALANCES shall mean the sum of (a) all Factoring Credit Balances in respect of Factor Risk Accounts and (b) all Factoring Credit Balances in respect of Client Risk Accounts less, without duplication, the sum of:

     (a) reserves for such Factor Risk Accounts for sales to any customer and/or their affiliates to the extent the aggregate outstanding amount of such sales at any time exceeds fifty percent (50%) or more of all Factor Risk Accounts at such time; plus

     (b) reserves for such Client Risk Accounts that arise from, or are subject to or include: (i) sales to the United States of America, any state or other governmental entity or to any agency, department or division thereof, except for any such sales as to which the Companies complied with the Assignment of Claims Act of 1940 or any other applicable statute, rules or regulation; (ii) foreign sales, other than sales which otherwise comply with all of the other criteria for eligibility hereunder and are (x) secured by letters of credit (in form and substance satisfactory to CIT) issued or confirmed by, and payable at, banks acceptable to CIT having a place of business in the United States of America, or (y) to customers residing in Canada, provided that such Accounts are payable in United States Dollars; (iii) Client Risk Accounts that remain unpaid more than the earlier of ninety (90) days from invoice date or sixty (60) days from due date; (iv) contra accounts; (v) sales to any subsidiary (direct or indirect) or parent (direct or indirect) of any Company, or to any other person or entity otherwise affiliated with any Company or with any shareholder, subsidiary (direct or indirect) or parent (direct or indirect) of any Company in any way; (vi) bill and hold (deferred shipment) or consignment sales; (vii) sales to any customer which is either (w) insolvent, (x) the debtor in any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceedings under any federal or state law, (y) negotiating, or has called a meeting of its creditors for purposes of negotiating, a compromise of its debts, or (z) financially unacceptable to CIT or has a credit rating unacceptable to CIT; (viii) all sales to any customer if forty percent (40%) or more of the aggregate dollar amount of all outstanding invoices on Client Risk Accounts to such customer are unpaid more than the earlier of ninety (90) days from invoice date or sixty (60) days from due date; (ix) sales to any customer and/or their affiliates to the extent the aggregate outstanding amount of such sales at any time exceed twenty percent (20%) or more of all Client Risk Accounts at such time; (x) pre-billed receivables and receivables arising from progress billings; and (xi) sales not payable in United States currency; plus

     (c) reserves established by CIT to account for increases in the Companies' Dilution Percentage above the Companies' historical Dilution Percentage, and such other reserves for Client Risk Accounts as CIT deems necessary in the exercise of its reasonable business judgment and which are customary either in the commercial finance industry or in the lending practices of CIT.

     ELIGIBLE IN-TRANSIT INVENTORY shall mean the gross amount of each Company's finished goods Inventory that is in transit to the United States of America (other than pursuant to purchases backed by a documentary Letter of Credit), that is subject to a valid, exclusive, first priority and fully perfected security interest in favor of CIT, that conforms to the warranties contained herein and that meets the following additional requirements: (a) such Inventory is shipped FOB shipping point, (b) all documents issued by the carrier or bailee thereof are negotiable and issued in the name of CIT, (c) such Inventory is covered by marine insurance reasonably acceptable to CIT with CIT as loss payee, and (d) a bailment agreement, in form and content satisfactory in all respects to CIT, has been duly executed and delivered to CIT by each carrier, freight forwarder or customs agent with respect to such Inventory or documents of title covering such Inventory, less such reserves against in-transit Inventory as CIT deems necessary in the exercise of its reasonable business judgment and which are customary either in the commercial finance industry or in the lending practices of CIT, including, without limitation, reserves for any applicable customs, freight, duties and Taxes.

     ELIGIBLE INVENTORY shall mean the gross amount of each Company's Inventory that is subject to a valid, exclusive, first priority and fully perfected security interest in favor of CIT and which conforms to the warranties contained herein, less, without duplication, (a) all work-in-process, (b) all supplies (other than raw materials), (c) all Inventory not present in the United States of America, (d) all Inventory returned or rejected by the Companies' customers (other than goods that are undamaged and resalable in the normal course of business) and goods to be returned to the Companies' suppliers, (e) all Inventory in transit or in the possession of a warehouseman, bailee, third party processor, or other third party, unless such warehouseman, bailee or third party has executed a notice of security interest agreement (in form and substance satisfactory to CIT), and (f) the amount of such other reserves against Inventory as CIT deems necessary in the exercise of its reasonable business judgment and which are customary either in the commercial finance industry or in the lending practices of CIT, including, without limitation, reserves for special order, licensed or private label goods, discontinued, slow-moving and obsolete Inventory, market value declines, bill and hold (deferred shipment), consignment sales, shrinkage and any applicable customs, freight, duties and Taxes.

     EQUIPMENT shall mean all of each Company's present and hereafter acquired equipment (as defined in the UCC) including, without limitation, all machinery, equipment, rolling stock, furnishings and fixtures, and all additions, substitutions and replacements thereof, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto and all Proceeds of any of the foregoing.

     ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

     EUROCURRENCY RESERVE REQUIREMENTS shall mean for any day, as applied to a LIBOR Loan, the aggregate (without duplication) of the maximum rates of reserve requirement (expressed as a decimal fraction) in effect with respect to CIT and/or any present or future lender or participant on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under Regulation D or any other applicable regulations of the Board of Governors of the Federal Reserve System or other governmental authority having jurisdiction with respect thereto, as now and from time to time in effect, dealing with reserve requirements prescribed for Eurocurrency funding (currently referred to as "Eurocurrency Liabilities" in Regulation D of such Board) maintained by CIT and/or any such lenders or participants (such rates to be adjusted to the nearest one-sixteenth of one percent (1/16 of 1%) or, if there is not a nearest one-sixteenth of one percent (1/16 of 1%), to the next higher one sixteenth of one percent (1/16 of 1%).

     EVENT(S) OF DEFAULT shall have the meaning given to such term in Section
10.1 of this Financing Agreement.

     EXISTING LENDERS shall mean Banc of America Strategic Solutions, Inc., Wachovia Bank, National Association and The Prudential Insurance Company of America.

     EXISTING LENDERS SUBORDINATED DEBT shall mean the Indebtedness owing by the Company to the Existing Lenders pursuant to the Existing Lenders Subordinated Deb Documents, the payment of which is subordinated to the payment of the Obligations pursuant to the Existing Lenders Subordination Agreement.

     EXISTING LENDERS SUBORDINATED DEBT DOCUMENTS shall mean (a) the promissory notes in the aggregate face amount of $4,000,000, dated July 11, 2006, issued by CCI to the Existing Lenders, (b) the Security Agreement, dated July 11, 2006, among the Companies and Wachovia Bank National Association, as agent for the lenders described therein, (c) the Guaranty Agreement, dated July 11, 2006, executed by Weavers, Hamco and Infant Products in favor of Wachovia Bank, National Association, as agent for the lenders described therein, (d) the Contribution Agreement, dated July 11, 2006, among the Companies, and (e) the Mortgage, Assignment Leases and Rents, Fixture filing and Security Agreement, dated July 11, 2006, executed by Weavers in favor of Wachovia Bank, National Association, as agent for the lenders described therein, each as from time to time amended, modified, supplemented or restated in accordance with the terms and conditions of the Existing Lenders Subordination Agreement.

     EXISTING LENDERS SUBORDINATION AGREEMENT shall mean the Subordination Agreement, dated the date of this Agreement, executed by the Existing Lenders and CIT, and acknowledged and agreed to by the Companies, subordinating the payment of the Existing Lenders Subordinated Debt to the payment of the Obligations and the liens of the Existing Lenders on the Collateral to the liens of CIT thereon and containing such other terms as may be agreed among the Existing Lenders, CIT and the Companies.

     EXISTING LOAN AGREEMENTS shall mean (a) the Credit Agreement, dated as of July 23, 2001, among the Companies, Wachovia Bank, N.A., as agent, and the lenders party thereto from time to time, as amended, and (b) the Subordinated Note and Warrant Purchase Agreement, dated as of July 23, 2001, among CCI and the Existing Lenders (or their predecessors or assignors), as amended.

     FACTOR RISK ACCOUNTS shall mean all CCIP Factor Risk Accounts and Hamco Factor Risk Accounts.

     FACTORED ACCOUNTS shall mean all CCIP Factored Accounts and Hamco Factored Accounts.

     FACTORING AGREEMENTS shall mean the CCIP Factoring Agreement and the Hamco Factoring Agreement.

     FACTORING CREDIT BALANCES shall mean the monies and credit balances due or to become due to each Company from CIT as calculated and determined under the Factoring Agreements.

     FINANCIAL COVENANT APPLICABILITY DATE shall mean any date on which Net Availability is less than $3,500,000.

     FINANCIAL COVENANT INAPPLICABILITY DATE shall mean any date after the occurrence of any Financial Covenant Applicability Date on which Net Availability is equal to or greater than $3,500,000.

     FIXED CHARGE COVERAGE RATIO shall mean, for any period, the quotient (expressed as a ratio) obtained by dividing (a) EBITDA for such period by (b) Fixed Charges for such period.

     FIXED CHARGES shall mean, for any period, the sum of (a) all interest obligations (including the interest component of Capital Leases) of CCI and its subsidiaries paid or due during such period, (b) the amount of all scheduled fees paid by the Companies to CIT during such period, (c) the amount of principal repaid or scheduled to be repaid on Indebtedness of CCI and its subsidiaries (other than the Revolving Loans) during such period, (d) unfinanced Capital Expenditures, as incurred by CCI and its subsidiaries during such period, (e) all federal, state and local income tax expenses due and payable by CCI and its subsidiaries during such period and (f) all cash dividends and distributions paid by CCI to its shareholders or by a subsidiary of CCI to any shareholder other than CCI.

     FUNDS ADMINISTRATOR shall mean CCI in its capacity as the borrowing agent and loan funds administrator for itself and the other Companies under this Financing Agreement.

     GAAP shall mean generally accepted accounting principles in the United States of America as in effect from time to time and for the period as to which such accounting principles are to apply.

     GENERAL INTANGIBLES shall mean all of each Company's present and hereafter acquired general intangibles (as defined in the UCC), and shall include, without limitation, all present and future right, title and interest in and to: (a) all Trademarks, (b) Patents, utility models, industrial models, and designs, (c) Copyrights, (d) trade secrets, (e) licenses, permits and franchises, (f) any other forms of intellectual property, (g) all customer lists, distribution agreements, supply agreements, blueprints, indemnification rights and tax refunds, (h) all monies and claims for monies now or hereafter due and payable in connection with the foregoing, including, without limitation, payments for infringement and royalties arising from any licensing agreement between any Company and any licensee of any of such Company's General Intangibles, (i) the Factoring Credit Balances and (j) all Proceeds of any of the foregoing.

     GOODS shall mean all of each Company's present and hereafter acquired "Goods", as defined in the UCC, and all Proceeds thereof.

     HAMCO CLIENT RISK ACCOUNT shall mean a Hamco Factored Account upon which CIT shall not have assumed the Credit Risk.

     HAMCO FACTOR RISK ACCOUNT shall mean a Hamco Factored Account on which CIT shall have assumed the Credit Risk.

     HAMCO FACTORED ACCOUNT shall mean a Trade Account Receivable of Hamco that has been factored under the Hamco Factoring Agreement and is owned by CIT.

     HAMCO FACTORING AGREEMENT shall mean the Amended and Restated Notification Factoring Agreement, dated July 5, 2001, between CIT and Hamco, as from time to time amended, modified, supplemented or restated.

     INDEBTEDNESS shall mean, without duplication, all liabilities, contingent or otherwise, which are either (a) obligations in respect of borrowed money or for the deferred purchase price of property, services or assets, other than Inventory, or (b) obligations with respect to Capital Leases.

     INDEMNIFIED PARTY shall have the meaning given to such term in Section 10.4 of this Financing Agreement.

     INTEREST PERIOD shall mean, subject to availability: (a) with respect to an initial request by the Companies for a LIBOR Loan or the conversion of a Chase Bank Rate Loan to a LIBOR Loan, at the option of the Companies a one-month, two-month or three-month period commencing on the borrowing or conversion date with respect to such LIBOR Loan and ending one month, two months or three months thereafter, as applicable; and (b) with respect to any continuation of a LIBOR Loan, at the option of the Companies a one-month, two-month or three-month period commencing on the last day of the immediately preceding Interest Period applicable to such LIBOR Loan and ending one month, two months or three months thereafter, as applicable; provided that (i) if any Interest Period would otherwise end on a day which is not a Working Day, such Interest Period shall be extended to the next succeeding Working Day, and (ii) if any Interest Period begins on the last Working Day of any month, or on a day for which there is no numerically corresponding day in the month in which such Interest Period ends, such Interest Period shall end on the last Working Day of the month in which such Interest Period ends.

     IN-TRANSIT INVENTORY BORROWING BASE shall mean, at any time of determination, the lesser of:

     (a) $3,500,000, or

     (b) the sum of (i) up to sixty percent (60%) of the aggregate value of the Eligible In-Transit Inventory, valued at the lower of cost or market on a first in, first out basis plus (ii) up to sixty percent (60%) of the face amount of outstanding documentary Letters of Credit, or

     (c) the sum of (i) up to eighty-five percent (85%) of the product of (x) the Net Orderly Liquidation Value of Eligible Inventory Factor times (y) the aggregate value of Eligible In-Transit Inventory, valued at the lower of cost or market on a first in, first out basis plus (ii) up to eighty-five percent (85%) of the product of (x) the Net Orderly Liquidation Value of

     Eligible Inventory Factor times (y) the face amount of outstanding documentary Letters of Credit.

     INVENTORY shall mean all of the Companies' present and hereafter acquired inventory (as defined in the UCC), including, without limitation, all merchandise and inventory in all stages of production (from raw materials through work-in-process to finished goods), and all additions, substitutions and replacements thereof, wherever located, together with all goods and materials used or usable in manufacturing, processing, packaging or shipping of the foregoing, and all Proceeds of any of the foregoing.

     INVENTORY BORROWING BASE shall mean, at any time of determination, the lesser of (a) up to sixty percent (60%) of the aggregate value of Eligible Inventory, valued at the lower of cost or market on a first in, first out basis,
(b) up to eighty-five percent (85%) of the product of (i) the Net Orderly Liquidation Value of Eligible Inventory Factor times (ii) the aggregate value of Eligible Inventory, valued at the lower of cost or market on a first in, first out basis, or (c) the Accounts Borrowing Base.

     INVESTMENT PROPERTY shall mean all of each Company's present and hereafter acquired "Investment Property", as defined in the UCC, together with all stock and other equity interests in the Companies' subsidiaries, and all Proceeds thereof.

     ISSUING BANK shall mean any bank issuing a Letter of Credit for a Company.

     LETTERS OF CREDIT shall mean all letters of credit issued for or on behalf of a Company with the assistance of CIT by an Issuing Bank in accordance with
Section 5 hereof.

     LETTER OF CREDIT GUARANTY shall mean any guaranty or similar agreement delivered by CIT to an Issuing Bank of a Company's reimbursement obligation under such Issuing Bank's reimbursement agreement, application for letter of credit or other like document.

     LETTER OF CREDIT GUARANTY FEE shall mean the fee that CIT may charge the Companies under Section 8.3(a) of this Financing Agreement for issuing a Letter of Credit Guaranty or otherwise assisting the Companies in obtaining Letters of Credit.

     LETTER OF CREDIT SUB-LINE shall mean the commitment of CIT to assist the Companies in obtaining Letters of Credit in an aggregate amount of up to $1,500,000.

     LIBOR shall mean, for any Interest Period and subject to availability, a rate of interest equal to the quotient obtained by dividing: (a) at CIT's election, (i) LIBOR for such Interest Period as quoted to CIT by JPMorgan Chase Bank (or any successor thereof) two (2) Business Days prior to the first day of such Interest Period, or (ii) the rate of interest determined by CIT at which deposits in U.S. Dollars are offered for such Interest Period as presented on Telerate Systems at page 3750 as of 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period (provided that if two or more offered rates are presented on Telerate Systems at page 3750 for such Interest Period, the arithmetic mean of all such rates, as determined by CIT, will be the rate elected); by (b) a number equal to 1.00 minus the Eurocurrency Reserve Requirements, if any, in effect on the day which is two (2) Business Days prior to the beginning of such Interest Period.

     LIBOR INTEREST PAYMENT DATE shall mean, with respect to any LIBOR Loan, the last day of the Interest Period for such LIBOR Loan.

     LIBOR LOAN shall mean any loans made pursuant to this Financing Agreement that bear interest based upon LIBOR.

     LOAN DOCUMENTS shall mean this Financing Agreement, the Factoring Agreements, the Existing Lender Subordination Agreement, mortgages and deeds of trust on any Real Estate, the other closing documents executed by the Companies, and any other ancillary loan and security agreements executed by the Companies from time to time in connection with this Financing Agreement, all as may be renewed, amended, restated or supplemented from time to time.

     MATERIAL ADVERSE EFFECT shall mean a material adverse effect on either (a) the business, condition (financial or otherwise), operations, performance, properties or prospects of any Company, (b) the ability of any Company to perform its obligations under this Financing Agreement or any other Loan Document, or to enforce its rights against account debtors of such Company, (c) the value of the Collateral or (d) the ability of CIT to enforce the Obligations or its rights and remedies under this Financing Agreement or any of the other Loan Documents.

     NET AVAILABILITY shall mean, at any time, the amount by which (a) the Borrowing Base of the Companies at such time exceeds (b) the sum at such time of
(i) the principal amount of all outstanding Revolving Loans, plus (ii) the undrawn amount of all outstanding Letters of Credit.

     NET ORDERLY LIQUIDATION VALUE OF ELIGIBLE INVENTORY shall mean, at any time of determination, the orderly liquidation value of Eligible Inventory (less estimated liquidation expenses) as determined by the most recent appraisal of the Inventory conducted in accordance with Section 7.2(i).

     NET ORDERLY LIQUIDATION VALUE OF ELIGIBLE INVENTORY FACTOR shall mean, at any time of determination, the ratio of the Net Orderly Liquidation Value of Eligible Inventory to the aggregate value of Eligible Inventory (valued at the lower of cost of market on a first in, first out basis), expressed as a percentage.

     OBLIGATIONS shall mean: (a) all loans, advances and other extensions of credit made by CIT to the Companies (or any of them), or to others for the Companies' account (including, without limitation, all Revolving Loans and all obligations of CIT under Letter of Credit Guaranties); (b) any and all other indebtedness, obligations and liabilities which may be owed by the Companies (or any of them) to CIT and arising out of, or incurred in connection with, this Financing Agreement or any of the other Loan Documents (including all Out-of-Pocket Expenses and any applicable Documentation Fees), whether (i) now in existence or incurred by the Companies (or any of them) from time to time hereafter, (ii) secured by pledge, lien upon or security interest in any Company's assets or property or the assets or property of any other person, firm, entity or corporation, (iii) such indebtedness is absolute or contingent, joint or several, matured or unmatured, direct or indirect, or (iv) the Companies are liable to CIT for such indebtedness as principal, surety, endorser, guarantor or otherwise; (c) all indebtedness, obligations and liabilities owed by the Companies (or any of them) to CIT under any other agreement or arrangement now or hereafter entered into between the

Companies (or any of them), on the one hand, and CIT, on the other hand, whether or not such agreement or arrangement relates to the transactions contemplated by this Financing Agreement; (d) indebtedness, obligations and liabilities incurred by, or imposed on, CIT as a result of environmental claims relating to any Company's operations, premises or waste disposal practices or disposal sites;
(e) the Companies' liabilities to CIT as maker or endorser on any promissory note or other instrument for the payment of money; and (f) the Companies' liabilities to CIT under any instrument of guaranty or indemnity, or arising under any guaranty, endorsement or undertaking which CIT may make or issue to others for the account of the Companies (or any of them), including any accommodations extended by CIT with respect to applications for Letters of Credit, CIT's acceptance of drafts or CIT's endorsement of notes or other instruments for the Companies' account and benefit.

     OPERATING LEASES shall mean all leases of property (whether real, personal or mixed) other than Capital Leases.

     OTHER COLLATERAL shall mean all of each Company's: (a) present and hereafter established lockbox, blocked account and other deposit accounts maintained with any bank or financial institution into which the proceeds of Collateral are or may be deposited (including the Depository Accounts); (b) cash and other monies and property in the possession or control of CIT (including negative balances in the Revolving Loan Account and cash collateral held by CIT pursuant to this Financing Agreement); (c) books, records, ledger cards, disks and related data processing software at any time evidencing or containing information relating to any of the Collateral described herein or otherwise necessary or helpful in the collection thereof or realization thereon; and (d) all Proceeds of any of the foregoing.

     OUT-OF-POCKET EXPENSES shall mean all of CIT's present and future costs, fees and expenses actually incurred in connection with this Financing Agreement and the other Loan Documents, including, without limitation, (a) the cost of lien searches (including tax lien and judgment lien searches), pending litigation searches and similar items, (b) fees and taxes imposed in connection with the filing of any financing statements or other personal property security documents; (c) all costs and expenses incurred by CIT in opening and maintaining the Depository Accounts and any related lockboxes, depositing checks, and receiving and transferring funds (including charges imposed on CIT for "insufficient funds" and the return of deposited checks); (d) any amounts paid by, incurred by or charged to CIT by an Issuing Bank under any Letter of Credit or the reimbursement agreement relating thereto, any application for Letter of Credit, Letter of Credit Guaranty or other like document which pertains either directly or indirectly to Letters of Credit, and CIT's standard fees relating to the Letters of Credit and any drafts thereunder; (e) title insurance premiums, real estate survey costs, note taxes, intangible taxes and mortgage or recording taxes and fees; (f) all appraisal fees and expenses payable by the Companies hereunder, and all costs, fees and expenses incurred by CIT in connection with any action taken under Section 7.2(a) hereof, including reasonable travel, meal and lodging expenses of CIT personnel; (g) all costs that CIT may incur to maintain the Required Insurance, and all reasonable costs, fees and expenses incurred by CIT in connection with the collection of Casualty Proceeds and the monitoring of any repair or restoration of any Real Estate; (h) all reasonable costs, fees, expenses and disbursements of outside counsel hired by CIT to consummate the transactions contemplated by this Financing Agreement (including the documentation and negotiation of this Financing Agreement, the other Loan Documents and all amendments, supplements and restatements thereto or thereof), and to advise CIT as to matters relating to the transactions contemplated hereby; (i) all costs, fees and expenses incurred by CIT in connection with any action taken under Section 10.3 hereof; and (j) without duplication, all costs, fees and expenses incurred by CIT in connection with the collection, liquidation, enforcement, protection and defense of the Obligations, the Collateral and CIT's rights under this Financing Agreement, including, without limitation, all reasonable fees and disbursements of in-house and outside counsel to CIT incurred as a result of a workout, restructuring, reorganization, liquidation, insolvency proceeding and in any appeals arising therefrom, whether incurred before, during or after the termination of this Financing Agreement or the commencement of any case with respect to the Companies (or any of them) or any subsidiary of a Company (as the case may be) under the United States Bankruptcy Code or any similar statute.

     OVERADVANCES shall mean, at any time, the amount by which (a) the sum at such time of the principal amount of all outstanding Revolving Loans plus the undrawn amount of all outstanding Letters of Credit exceeds (b) the Borrowing Base at such time.

     PATENTS shall mean all of the Companies' present and hereafter acquired patents, patent applications, registrations, all reissues and renewals thereof, all licenses thereof, all inventions and improvements claimed thereunder, all general intangible, intellectual property and other rights of any Company with respect thereto, and all income, royalties and other Proceeds of the foregoing.

     PERMITTED DISTRIBUTIONS shall mean:

     (a) dividends from a wholly-owned subsidiary of a Company to such Company; and

     (b) dividends payable solely in stock or other equity interests of the Companies.

     PERMITTED ENCUMBRANCES shall mean: (a) all liens existing on the Closing Date on specific items of Equipment; (b) Purchase Money Liens; (c) statutory liens of landlords and liens of carriers, warehousemen, bailees, mechanics, materialmen and other like liens imposed by law, created in the ordinary course of business and securing amounts not yet due (or which are being contested in good faith, by appropriate proceedings or other appropriate actions which are sufficient to prevent imminent foreclosure of such liens), and with respect to which adequate reserves or other appropriate provisions are being maintained by the Companies in accordance with GAAP; (d) deposits made (and the liens thereon) in the ordinary course of business of any Company (including, without limitation, security deposits for leases, indemnity bonds, surety bonds and appeal bonds) in connection with workers' compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, contracts (other than for the repayment or guarantee of borrowed money or purchase money obligations), statutory obligations and other similar obligations arising as a result of progress payments under government contracts;
(e) liens granted to CIT by the Companies; (f) liens of judgment creditors, provided that such liens do not exceed $50,000 in the aggregate at any time (other than liens bonded or insured to the reasonable satisfaction of CIT); (g) Permitted Tax Liens; (h) liens of the Existing Lenders provided such liens are subordinated to CIT's liens pursuant to the Existing Lenders Subordination Agreement; and (i) easements (including, without limitation, reciprocal easement agreements and utility agreements), encroachments, minor defects or irregularities in title, variation and other restrictions, charges or encumbrances (whether or not recorded) affecting the Real Estate, if applicable, and which in the aggregate (y) do not materially interfere with the occupation, use or enjoyment by any Company of its business or property so encumbered and (z) do not materially and adversely affect the value of such Real Estate.

     PERMITTED INDEBTEDNESS shall mean: (a) Indebtedness secured by Purchase Money Liens; (b) Indebtedness arising under the Letters of Credit and this Financing Agreement; (c) Subordinated Debt; and (d) other Indebtedness existing on the Closing Date and listed on Schedule 1.1(a) attached hereto.

     PERMITTED TAX LIENS shall mean liens for Taxes not due and payable and liens for Taxes that any Company is contesting in good faith, by appropriate proceedings which are sufficient to prevent imminent foreclosure of such liens, and with respect to which adequate reserves are being maintained by such Company in accordance with GAAP; provided that in either case, such liens (a) are not filed of record in any public office, (b) other than with respect to Real Estate, are not senior in priority to the liens granted by any of such Company to CIT, or (c) do not secure taxes owed to the United States of America (or any department or agency thereof) or any State or State authority, if applicable State law provides for the priority of tax liens in a manner similar to the laws of the United States of America.

     PROCEEDS shall have the meaning given to such term in the UCC, including, without limitation, all Casualty Proceeds.

     PURCHASE MONEY LIENS shall mean liens on any item of Equipment acquired by a Company after the date of this Financing Agreement, provided that (a) each such lien shall attach only to the Equipment acquired, (b) a description of the Equipment so acquired is furnished by the Companies to CIT, and (c) the indebtedness incurred by the Companies in connection with such acquisitions shall not exceed $50,000 in the aggregate in any fiscal year of the Companies.

     PURCHASE PRICE shall mean, with respect to any Factored Account, the gross face amount of such Factored Account less factoring charges and credits and discounts made available or extended to account debtors obligated on such Factored Accounts, whether or not taken.

     REAL ESTATE shall mean all of the Companies' present and future fee and leasehold interests in real property, including the real property owned by Weavers as of the Closing Date and described on Schedule 1.1(b) attached hereto that will be subjected to a mortgage or deed of trust in favor of CIT (the "Owned Real Estate").

     REGULATORY CHANGE shall mean any change after the Closing Date in United States federal, state or foreign law or regulation (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System), or the adoption or making after the Closing Date of any interpretation, directive or request applying to a class of lenders including CIT of or under any United States federal, state or foreign law or regulation, in each case whether or not having the force of law and whether or not failure to comply therewith would be unlawful.

     REQUIRED INSURANCE shall have the meaning provided for in Section 7.2(c) of this Financing Agreement.

     REVOLVING LINE OF CREDIT shall mean the commitment of CIT to make Revolving Loans pursuant to Section 3 of this Financing Agreement and assist the Companies in opening Letters of

Credit pursuant to Section 5 of this Financing Agreement, in an aggregate amount equal to $22,000,000.

     REVOLVING LINE OF CREDIT FEE shall mean, for any month, the product obtained by multiplying (a) (i) the amount of the Revolving Line of Credit minus
(ii) the average daily principal balance of Revolving Loans and the average daily undrawn amount of Letters of Credit outstanding during such month, times
(b) fifteen hundredths percent (0.15%) per annum for the number of days in said month.

     REVOLVING LOAN ACCOUNT shall mean the account on CIT's books, in the name of the Funds Administrator on behalf of the Companies, in which the Companies will be charged with all Obligations when due or incurred by CIT.

     REVOLVING LOANS shall mean the loans and advances made from time to time, to or for the account of the Companies by CIT pursuant to Section 3 of this Financing Agreement.

     SUBORDINATED DEBT shall mean the Existing Lenders Subordinated Debt and all other indebtedness of the Companies (and the note(s) evidencing such indebtedness) that is subordinated to the prior payment and satisfaction of the Obligations pursuant to a Subordination Agreement.

     SUBORDINATION AGREEMENTS shall mean the Existing Lenders Subordination Agreement and any other agreement (in form and substance satisfactory to CIT) among one or more of the Companies, a subordinating creditor and CIT, pursuant to which Subordinated Debt is subordinated to the prior payment and satisfaction of the Obligations.

     TAXES shall mean all federal, state, municipal and other governmental taxes, levies, charges, claims and assessments which are or may be owed or collected by the Companies with respect to their business, operations, Collateral or otherwise.

     TERMINATION DATE shall mean the date occurring three (3) years from the Closing Date.

     TRADE ACCOUNTS RECEIVABLE shall mean that portion of each Company's Accounts which arises from the sale of Inventory or the rendition of services in the ordinary course of such Company's business. For the avoidance of doubt, after a Trade Account Receivable has become a Factored Account, it is no longer a Trade Account Receivable.

     TRADEMARKS shall mean all of the Companies' present and hereafter acquired trademarks, trademark registrations, recordings, applications, tradenames, trade styles, corporate names, business names, service marks, logos and any other designs or sources of business identities, prints and labels (on which any of the foregoing may appear), all reissues and renewals thereof, all licenses thereof, all other general intangible, intellectual property and other rights pertaining to any of the foregoing, together with the goodwill associated therewith, and all income, royalties and other Proceeds of any of the foregoing.

     UCC shall mean the Uniform Commercial Code as the same may be amended and in effect from time to time in the State of New York.

     WAL-MART shall mean Wal-Mart Stores, Inc.

     WAL-MART LETTERS OF CREDIT shall mean letters of credit issued for the account of Wal-Mart to provide for payment on certain Trade Accounts Receivable generated by a Company's sales to Wal-Mart.

     WORKING DAY shall mean any Business Day on which dealings in foreign currencies and exchanges between banks may be transacted.

     SECTION 2. CONDITIONS PRECEDENT.

     2.1 CONDITIONS PRECEDENT TO INITIAL FUNDING. The obligation of CIT to make the initial loans and to assist the Companies in obtaining initial Letters of Credit hereunder, immediately prior to or concurrently with the making of such loans or the issuance of such Letters of Credit, is subject to the satisfaction or waiver in writing by CIT of the following conditions precedent:

     (A) LIEN SEARCHES. CIT shall have received tax lien, judgment lien and Uniform Commercial Code searches from all jurisdictions reasonably required by CIT, and such searches shall verify that CIT has a first priority security interest in the Collateral, subject to Permitted Encumbrances.

     (B) CASUALTY INSURANCE. Each Company shall have delivered to CIT evidence satisfactory to CIT that all Required Insurance is in full force and effect, and CIT shall have confirmed that CIT has been named as a loss payee or additional insured with respect to the Required Insurance in a manner satisfactory to CIT.

     (C) UCC FILINGS. All UCC financing statements and similar documents required to be filed in order to create in favor of CIT a first priority perfected security interest in the Collateral (to the extent that such a security interest may be perfected by a filing under the UCC or applicable law), shall have been properly filed in each office in each jurisdiction required. CIT shall have received (i) acknowledgement copies of all such filings (or, in lieu thereof, CIT shall have received other evidence satisfactory to CIT that all such filings have been made), and (ii) evidence that all necessary filing fees, taxes and other expenses related to such filings have been paid in full.

     (D) RESOLUTIONS. CIT shall have received a copy of the resolutions of the Board of Directors of each Company authorizing the execution, delivery and performance of the Loan Documents to be executed by each Company, certified by the Secretary or Assistant Secretary of each Company as of the date hereof, together with a certificate of such Secretary or Assistant Secretary as to the incumbency and signature of the officer(s) executing the Loan Documents on behalf of each Company.

     (E) ORGANIZATIONAL DOCUMENTS. CIT shall have received a copy of the Certificate or Articles of Incorporation of each Company, certified by the applicable authority in each Company's State of incorporation, and copies of the by-laws (as amended through the date hereof) of each Company, certified by the respective Secretary or an Assistant Secretary thereof.

     (F) OFFICER'S CERTIFICATE. CIT shall have received an executed Officer's Certificate of each Company, satisfactory in form and substance to CIT, certifying that as of the Closing Date (i) the representations and warranties contained herein are true and correct in all material respects, (ii) each Company is in compliance with all of the terms and provisions set forth herein and (iii) no Default or Event of Default has occurred.

     (G) APPRAISALS. CIT shall have received and be satisfied with an appraisal of the Companies' Inventory conducted by an appraiser selected by CIT.

     (H) DISBURSEMENT AUTHORIZATIONS. The Companies shall have delivered to CIT all information necessary for CIT to issue wire transfer instructions on behalf of each Company for the initial and subsequent loans and/or advances to be made under this Financing Agreement, including disbursement authorizations in form acceptable to CIT.

     (I) EXAMINATION & VERIFICATION; NET AVAILABILITY; PROJECTIONS. CIT shall have completed and be satisfied with an updated examination and verification of the Trade Accounts Receivable, Factored Accounts, Inventory and the books and records of the Companies, and such examination shall indicate that no material adverse change has occurred in the financial condition, business, prospects, profits, operations or assets of the Companies and their subsidiaries since April 2, 2006. In addition, the Companies shall have delivered to CIT, and CIT shall be satisfied with, balance sheet, income statement, cash flows and Net Availability projections for the Companies on a consolidated basis for the fiscal year ending April 1, 2007.

     (J) RESERVED.

     (K) EXISTING CREDIT AGREEMENT. (i) The Existing Loan Agreements shall be terminated, (ii) all loans and obligations of the Companies with respect thereto shall be paid or satisfied in full utilizing the proceeds of the initial Revolving Loans to be made under this Financing Agreement, and (iii) all liens and security interests in connection therewith shall be terminated and/or released upon such payment.

     (L) OPINIONS. Counsel for the Companies shall have delivered to CIT an opinion satisfactory to CIT and its counsel opining as to such matters as CIT shall reasonably require.

     (M) LEGAL RESTRAINTS/LITIGATION. As of the Closing Date, there shall be no
(x) injunction, writ or restraining order restraining or prohibiting the consummation of the financing arrangements contemplated under this Financing Agreement, or (y) suit, action, investigation or proceeding (judicial or administrative) pending against any Company, any subsidiary of any Company or any of their assets, which, in the good faith opinion of CIT, if adversely determined, could have a Material Adverse Effect.

     (N) AMENDMENTS TO FACTORING AGREEMENTS. CCIP and Hamco shall have executed and delivered to CIT amendments to the Factoring Agreements extending the terms thereof and making such other changes as are mutually agreed upon by CIT, CCIP and Hamco.

     (O) ADDITIONAL DOCUMENTS. The Companies shall have executed and delivered to CIT the Loan Documents necessary to consummate the lending arrangement contemplated by this Financing Agreement.

     (P) BACKGROUND CHECKS. CIT shall have received and be satisfied with background checks on key managers and stockholders of each Company as CIT shall designate.

     (Q) PLEDGE AGREEMENTS. Each Company shall have executed and delivered to CIT a stock pledge agreement in form and substance satisfactory to CIT covering all capital stock in such Company's U.S. subsidiaries (including any other Company, if applicable) and 66.67% of the capital stock in such Company's non-U.S. subsidiaries, if any, together with all stock certificates and duly executed stock powers (undated and in-blank) with respect thereto.

     (R) MORTGAGES. Weavers shall have executed and delivered to CIT (or to an agent of CIT or an agent of the Title Insurance Company) executed mortgages and deeds of trust in form and substance satisfactory to CIT covering the Owned Real Estate.

     (S) TITLE INSURANCE POLICIES. CIT shall have received, in respect of each mortgage and deed of trust described in Section 2.1(r) above, a mortgagee's marked-up unconditional commitment for title insurance from a title insurance company reasonably satisfactory to CIT (the "Title Insurance Company"). Each such commitment shall obligate the Title Insurance Company to issue to CIT a title insurance policy: (i) in an amount not less than the appraised fair market value of the Owned Real Estate covered thereby; (ii) that insures that the mortgage or deed of trust insured thereby creates a valid first priority lien on the Owned Real Estate covered thereby, free and clear of all defects and encumbrances except for Permitted Encumbrances; (iii) that names CIT as the insured thereunder; and (iv) that contains such endorsements and effective coverage as CIT may reasonably require, including, without limitation, a revolving line of credit endorsement. CIT also shall have received evidence that all premiums in respect of the policies to be issued have or will be paid on the Closing Date and that all charges for mortgage taxes and recording fees, if any, shall be paid upon the recording of each mortgage or deed of trust.

     (T) EXISTING LENDERS SUBORDINATED DEBT DOCUMENTS. CIT shall have received true, correct and complete copies of the Existing Lenders Subordinated Debt Documents, certified by an officer of the Companies.

Upon the execution of this Financing Agreement and the initial disbursement of the initial loans hereunder, all of the above conditions precedent shall have been deemed satisfied, except as the Companies and CIT shall otherwise agree in a separate writing.

SECTION 3. REVOLVING LOANS AND COLLECTIONS

     3.1 FUNDING CONDITIONS AND PROCEDURES.

     (A) AMOUNTS AND REQUESTS. Subject to the terms and conditions of this Financing Agreement, CIT agrees to make loans and advances to the Funds Administrator on behalf of each Company on a revolving basis (i.e. subject to the limitations set forth herein, each Company, through the Funds Administrator, may borrow, repay and re-borrow Revolving Loans). In no event shall CIT have an obligation to make a Revolving Loan to any Company, nor shall the Funds Administrator or any Company be entitled to request or receive a Revolving Loan, if (i) a Default or Event of Default shall have occurred and remain outstanding on the date of request for such Revolving Loan or the date of the funding thereof, (ii) the amount of such Revolving Loan, when added to the principal amount of the Revolving Loans outstanding plus the undrawn amount of all Letters of Credit on the date of the request therefor or the funding thereof, would exceed the Revolving Line of Credit, or (iii) the amount of such Revolving Loan would exceed the Net Availability of the Companies on the date of the request therefor or the funding thereof. Any request for a Revolving Loan must be received from the Funds Administrator by an officer of CIT no later than 2:00 p.m., Charlotte, North Carolina time, (a) on the Business Day on which such Revolving Loan is required, if the request is for a Chase Bank Rate Loan, or (b) three (3) Business Days prior to the Business Day on which such Revolving Loan is required, if the request is for a LIBOR Loan. The funding of any LIBOR Loan is also subject to the satisfaction of the conditions set forth in Section 8.9 of this Financing Agreement.

     (B) PHONE AND ELECTRONIC LOAN REQUESTS. The Companies hereby authorize CIT to make Revolving Loans to the Funds Administrator based upon a telephonic or e-mail request (or, if permitted by CIT, based upon a request posted on CIT's System) made by any officer or other employee of the Funds Administrator that the Funds Administrator has authorized in writing to request Revolving Loans hereunder, as reflected by CIT's records. Each telephonic, e-mail or posted request by the Funds Administrator shall be irrevocable, and the Funds Administrator agrees to confirm any such request for a Revolving Loan in a writing approved by CIT and signed by such authorized officer or employee, within one (1) Business Day of CIT's request for such confirmation. CIT shall have the right to rely on any telephonic, e-mail or posted request for a Revolving Loan made by anyone purporting to be an officer or other employee of the Funds Administrator that the Funds Administrator has authorized in writing to request Revolving Loans hereunder, without further investigation.

     (C) REAFFIRMATION OF REPRESENTATIONS AND WARRANTIES. Except for the representations and warranties set forth in Sections 6.7, 6.8, 6.9 and 7.1, all of the representations and warranties made by the Companies in this Financing Agreement shall be deemed to be remade by the Companies each time that the Funds Administrator requests a Revolving Loan or a Letter of Credit under this Financing Agreement, and each such request shall also constitute a representation and warranty by the Companies that, after giving effect to the requested Revolving Loan or Letter of Credit, no Default or Event of Default shall have occurred and remain outstanding.

     (D) FUNDS ADMINISTRATOR APPOINTMENT. Each Company hereby irrevocably appoints the Funds Administrator, as the agent for such Company on its behalf, to (i) request Revolving Loans from CIT, (ii) give and receive notices under the Loan Documents and (iii) take all other action which the Funds Administrator or the Companies are permitted or required to take under this Financing Agreement.

     3.2 HANDLING OF PROCEEDS OF COLLATERAL; CASH DOMINION.

     (A) COLLECTION OF TRADE ACCOUNTS RECEIVABLE AND OTHER PROCEEDS. The Companies, at their expense, will enforce and collect payments and other amounts owing on all Trade Accounts Receivable in the ordinary course of the Companies' business subject to the terms hereof. Except in the case of sales to Wal-Mart, the payment of which is provided for by a Wal-Mart Letter of Credit, the Companies agree to direct their account debtors to send payments on all Trade Accounts Receivable directly to a lockbox associated with a Depository Account, and to include on all of the Companies' invoices the address of such a lockbox as the sole address for remittance of payment. The Companies agree to direct Wal-Mart to cause the issuer of the Wal-Mart Letters of Credit to name CIT as the beneficiary under such Wal-Mart Letters of Credit issued after the Closing Date and to remit payment thereon directly to the CIT Account until the Obligations are paid in full. Notwithstanding the foregoing, should any Company ever receive any payment on a Trade Account Receivable, a Wal-Mart Letter of Credit or other Proceeds of the sale of Collateral, including checks, cash, receipts from credit card sales and receipts, notes or other instruments or property with respect to any Collateral, such Company agrees to hold such proceeds in trust for CIT, separate from such Company's other property and funds, and to deposit such proceeds directly into a Depository Account on the Business Day received.

     (B) TRANSFER OF FUNDS FROM DEPOSITORY ACCOUNTS; APPLICATION OF FACTORING CREDIT BALANCES. Funds remaining on deposit in a Depository Account shall be transferred to CIT's Bank Account on each Business Day in accordance with the terms and provisions of the applicable Depository Account Control Agreement, and the Companies agree to take all actions reasonably required by CIT or any bank at which a Depository Account is maintained in order to effectuate the transfer of funds in this manner. Subject to charges for Collection Days, (i) all amounts received from a Depository Account and any other proceeds of the Collateral deposited into CIT's Bank Account will, for purposes of calculating Net Availability and interest, be credited to the Revolving Loan Account on the date of deposit in CIT's Bank Account and (ii) all Factoring Credit Balances will, for purposes of calculating Net Availability and interest, be credited to the Revolving Loan Account on the date such Factoring Credit Balances are payable to a Company pursuant to the Factoring Agreement with such Company. No checks, drafts or other instruments received by CIT shall constitute final payment to CIT unless and until such instruments have actually been collected.

     (C) NEW DEPOSITORY ACCOUNTS. Each Company agrees not to open any lockbox or new bank account into which Proceeds of Collateral are to be delivered or deposited unless concurrently with the opening of such lockbox and/or bank account, CIT, such Company and the bank which will maintain such lockbox or at which such account will be maintained, execute a Depository Account Control Agreement with respect to such lockbox and/or related bank account. Upon compliance with the terms set forth above, such lockbox and/or bank account shall constitute a Depository Account for purposes of this Financing Agreement.

     3.3 REVOLVING LOAN ACCOUNT. CIT shall charge the Revolving Loan Account for all loans and advances made by CIT to the Funds Administrator, or otherwise for any Company's account, and for all other Obligations, including Out-of-Pocket Expenses, when due and payable hereunder. Subject to the provisions of Section
3.5 below, CIT will credit the Revolving Loan Account with all amounts received by CIT from each Depository Account or from others for the Companies' account, including, as set forth above, all amounts received by CIT in payment of Trade Accounts Receivable and the Factoring Credit Balances, and such amounts will be applied to payment of the Obligations in the order and manner set forth herein. In no event shall prior recourse to any Trade Accounts Receivable or other security granted to or by the Companies be a prerequisite to CIT's right to demand payment of any of the Obligations. In addition, the Companies agree that CIT shall have no obligation whatsoever to perform in any respect any Company's contracts or obligations relating to the Accounts.

     3.4 REPAYMENT OF OVERADVANCES. If at any time (a) the sum of the outstanding balance of Revolving Loans and undrawn amount of Letters of Credit exceed the Revolving Line of Credit, or (b) an Overadvance exists, the amount of such excess (in the case of clause (a)) or the amount of the Overadvance (in the case of clause (b)) shall be immediately due and payable, unless CIT otherwise agrees in writing. Should CIT for any reason honor requests for Overadvances, such Overadvances shall be made in CIT's sole discretion and subject to any additional terms CIT deems necessary.

     3.5 APPLICATION OF PROCEEDS OF COLLATERAL.

     (A) GENERALLY. Unless this Financing Agreement expressly provides otherwise, so long as no Event of Default shall have occurred and remain outstanding, CIT agrees to apply (i) all Proceeds of Trade Accounts Receivable, Wal-Mart Letters of Credit, Inventory and the Factoring Credit Balances to the Revolving Loan Account and (ii) any other payment received by CIT with respect to the Obligations, in such order and manner as CIT shall elect in the exercise of its reasonable business judgment.

     (B) APPLICATION OF PROCEEDS TO CHASE BANK RATE LOANS AND LIBOR LOANS. So long as no Event of Default shall have occurred and remain outstanding, CIT agrees to apply all Proceeds of Collateral and other payments described in
Section 3.5(a) to Chase Bank Rate Loans until there are no Chase Bank Rate Loans outstanding, and then to LIBOR Loans; provided that in the event the aggregate outstanding principal amount of Revolving Loans that are LIBOR Loans exceeds Net Availability or any other applicable limit set forth herein, CIT may apply all proceeds of Collateral received by CIT to the payment of the Obligations in such manner and in such order as CIT may elect in the exercise of its reasonable business judgment; and provided further that in no event shall CIT have any obligation to apply Proceeds of Trade Accounts Receivable to other Obligations until all Revolving Loans are fully paid and satisfied. So long as no Event of Default shall have occurred and remain outstanding, if CIT receives Proceeds of Collateral or other payments that exceed the outstanding principal amount of Revolving Loans that are Chase Bank Rate Loans, the Funds Administrator may request, in writing, that CIT not apply such excess Proceeds to outstanding Revolving Loans that are LIBOR Loans, in which case CIT shall remit such excess to the Funds Administrator. If as a result of the application of the provisions of this Section 3.5(b), any Proceeds of Collateral are applied to loans that are LIBOR Loans, such application shall be treated as a prepayment of such LIBOR Loans and CIT shall be entitled to the costs and fees provided for in Section
8.10 hereof.

     (C) APPLICATION OF PROCEEDS DURING AN EVENT OF DEFAULT. If an Event of Default shall have occurred and remain outstanding, CIT may apply all Proceeds of Collateral and all other payments received by CIT to the payment of the Obligations in such manner and in such order as CIT may elect in its sole discretion. If, as a result of the application of the provisions of this Section 3.5(c), any Proceeds or payments are applied to loans that are LIBOR Loans, such application shall be treated as a prepayment of such LIBOR Loans and CIT shall be entitled to the costs and fees provided for in Section 8.10 hereof.

     3.6 MONTHLY STATEMENT. After the end of each month, CIT agrees to prepare and make available to the Companies (by posting to CIT's System), a statement showing the accounting for the charges, loans, advances and other transactions occurring among CIT, the Funds Administrator and each Company during that month. Absent manifest error, each monthly statement shall be deemed correct and binding upon each Company and the funds Administrator, and shall constitute an account stated between the Companies and the Funds Administrator and CIT unless CIT receives a written statement of exception from the Companies or the Funds Administrator within thirty (30) days of the date of such monthly statement. The statement referred to in this Section 3.6 shall be in addition to the statements provided by CIT to the Companies pursuant to the Factoring Agreements.

     3.7 ACCESS TO CIT'S SYSTEM. CIT shall provide to the Funds Administrator access to CIT's System during normal business hours, for the purposes of (i) obtaining information regarding loan balances and Net Availability, and (ii) if permitted by CIT, making requests for Revolving Loans and submitting borrowing base certificates. Such access shall be subject to the following terms, in addition to all terms set forth on the website for CIT's System:

     (a) CIT shall provide to the Funds Administrator an initial password for secured access to CIT's System. The Funds Administrator shall provide CIT with a list of officers and employees that are authorized from time to time to access CIT's System, and the Funds Administrator agrees to limit access to the password and CIT's System to such authorized officers and employees. After the initial access, the Funds Administrator shall be solely responsible for (i) changing and maintaining the integrity of the Funds Administrator's password and (ii) any unauthorized use of the Funds Administrator's password or CIT's System by any Company's officers and employees.

     (b) The Companies shall use CIT's System and the Companies' information thereon solely for the purposes permitted above, and shall not access CIT's System for the benefit of third parties or provide any information obtained from CIT's System to third parties. CIT makes no representation that loan balance or Net Availability information is or will be available, accurate, complete, correct or current at all times. CIT's System may be inoperable or inaccessible from time to time, whether for required website maintenance, upgrades to CIT's System, or for other reasons, and in any such event the Funds Administrator must obtain loan balance and Net Availability information, and (if permitted by CIT) make requests for Revolving Loans and submit borrowing base certificates using other available means.

     (c) The Companies hereby confirm and agree that CIT's System consists of proprietary software, data, tools, scripts, algorithms, business logic, website designs and interfaces and related intellectual property, information and documentation. CIT's System and related intellectual property, information and documentation are the sole and exclusive property of CIT, and the Companies shall have no right, title or interest therein or thereto, except for the limited right to access CIT's System for the purposes permitted above. Upon termination of this Financing Agreement, the Companies agree to cease any use of CIT's System.

     (d) All agreements, covenants and representations and warranties made by the Funds Administrator in any borrowing base certificate submitted to CIT by means of CIT's System are incorporated herein by reference and shall be deemed to be made by each Company.

SECTION 4. RESERVED

SECTION 5. LETTERS OF CREDIT

     In order to assist the Companies (or any of them) in establishing or opening Letters of Credit with an Issuing Bank, the Companies have requested that CIT join in the applications for such Letters of Credit, and/or guarantee payment or performance of such Letters of Credit and any drafts or acceptances thereunder through the issuance of one or more Letter of Credit Guaranties, thereby lending CIT's credit to the Companies, and CIT has agreed to do so. These arrangements shall be handled by CIT subject to satisfaction of the conditions set forth in Section 2.1 hereof and the terms and conditions set forth below.

     5.1 ASSISTANCE AND PURPOSE. Within the Revolving Line of Credit and subject to sufficient Net Availability, CIT shall assist the Companies in obtaining Letters of Credit in an aggregate undrawn amount outstanding at any time not to exceed the Letter of Credit Sub-Line. The term, form and purpose of each Letter of Credit and all documentation in connection therewith, and any amendments, modifications or extensions thereof, must be mutually acceptable to CIT, the Issuing Bank and the Funds Administrator, provided that the Companies shall not request a Letter of Credit to support the purchase of domestic Inventory or to secure present or future indebtedness owed to suppliers of domestic Inventory. Notwithstanding any other provision of this Financing Agreement to the contrary, if a Default or an Event of Default shall have occurred and remain outstanding, CIT's assistance in connection with any Letter of Credit shall be in CIT's sole discretion.

     5.2 AUTHORITY TO CHARGE REVOLVING LOAN ACCOUNT. The Companies hereby authorize CIT, without notice to the Companies, to charge the Revolving Loan Account with the amount of all indebtedness, liabilities and obligations of any kind incurred by CIT under a Letter of Credit Guaranty, including the charges of an Issuing Bank, as such indebtedness, liabilities and obligations are charged to or paid by CIT, or, if earlier, upon the occurrence of an Event of Default. Any amount charged to the Revolving Loan Account shall be deemed a Chase Bank Rate Loan hereunder and shall incur interest at the rate provided in Section 8.1 (or Section 8.2, if applicable) of this Financing Agreement. The Companies confirm that any charges which CIT may make to the Revolving Loan Account as provided herein will be made as an accommodation to the Companies and solely at CIT's discretion.

     5.3 INDEMNITY RELATING TO LETTERS OF CREDIT. Each Company, jointly and severally, unconditionally indemnifies CIT and holds CIT harmless from any and all loss, claim or liability incurred by CIT arising from any transactions or occurrences relating to Letters of Credit established or opened for any Company's account, the Collateral relating thereto and any drafts or acceptances thereunder, and all Obligations thereunder, including any such loss, claim or liability arising from any error, omission, negligence, misconduct or other action taken by an Issuing Bank, other than for any such loss, claim or liability arising out of the gross negligence of or willful misconduct by CIT with respect to a Letter of Credit Guaranty. This indemnity shall survive the termination of this Financing Agreement and the repayment of the Obligations.

     5.4 COMPLIANCE OF GOODS, DOCUMENTS AND SHIPMENTS WITH AGREED TERMS. CIT shall not be responsible for: (a) the existence, character, quality, quantity, condition, packing, value or delivery of the goods purporting to be represented by any documents relating to any Letter of Credit; (b) any difference or variation in the character, quality, quantity, condition, packing, value or delivery of the goods from that expressed in such documents; (c) the validity, sufficiency or genuineness of such documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, insufficient, fraudulent or forged; (d) the time, place, manner or order in which shipment is made; (e) partial or incomplete shipment, or failure or omission to ship any or all of the goods referred to in the Letters of Credit or documents relating thereto; (f) any deviation from instructions; (g) delay, default, or fraud by the shipper and/or anyone else in connection with the goods or the shipping thereof; or (h) any breach of contract between the shipper or vendors and any Company.

     5.5 HANDLING OF GOODS, DOCUMENTS AND SHIPMENTS. The Companies agree that any action taken by CIT, if taken in good faith, or any action taken by the Issuing Bank of whatever nature, under or in connection with the Letters of Credit, the Letter of Credit Guaranties, drafts or acceptances relating to Letters of Credit, or the goods subject thereto, shall be binding on each Company and shall not result in any liability whatsoever of CIT to the Companies. CIT shall have the full right and authority, in CIT's name, to (a) clear and resolve any questions of non-compliance of documents, (b) give any instructions as to acceptance or rejection of any documents or goods, (c) execute any and all steamship or airway guaranties (and applications therefor), indemnities or delivery orders, (d) grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents, and (e) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, the Letters of Credit, the Letter of Credit Guaranties or drafts or acceptances relating to Letters of Credit. An Issuing Bank shall be entitled to comply with and honor any and all such documents or instruments executed by or received solely from CIT, without any notice to or any consent from the Companies or the Funds Administrator. Notwithstanding any prior course of conduct or dealing with respect to the foregoing (including amendments to and non-compliance with any documents, and/or the Companies' or the Funds Administrator's instructions with respect thereto), CIT may exercise its rights under this Section 5.5 in its sole but reasonable business judgment. In addition, each Company and the Funds Administrator agree not to: (a) at any time, (i) execute any application for steamship or airway guaranties, indemnities or delivery orders, (ii) grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances or documents, or (iii) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letters of Credit, drafts or acceptances; and (b) if an Event of Default shall have occurred and remain outstanding, (i) clear and resolve any questions of non-compliance of documents or (ii) give any instructions as to acceptances or rejection of any documents or goods.

     5.6 COMPLIANCE WITH LAWS; PAYMENT OF LEVIES AND TAXES. The Companies agree that (a) all necessary import and export licenses and certificates necessary for the import or handling of the Collateral will be promptly procured, (b) all foreign and domestic governmental laws and regulations in regard to the shipment and importation of the Collateral or the financing thereof will be promptly and fully complied with, and (c) any certificate in that regard that CIT may at any time request will be promptly furnished to CIT. In connection herewith, the Companies represent and warrant to CIT that all shipments made under any Letter of Credit are and will be in compliance with the laws and regulations of the countries in which the shipments originate and terminate, and are not prohibited by any such laws and regulations. The Companies assume all risk, liability and responsibility for, and agree to pay and discharge, all present and future local, state, federal or foreign Taxes, duties, or levies pertaining to the importation and delivery of the Collateral. Any embargo, restriction, law, custom or regulation of any country, state, city, or other political subdivision, where the Collateral is or may be located, or wherein payments are to be made, or wherein drafts may be drawn, negotiated, accepted, or paid, shall be solely the Companies' risk, liability and responsibility.

     5.7 SUBROGATION RIGHTS. Upon any payments being made to an Issuing Bank under a Letter of Credit Guaranty, CIT shall acquire by subrogation, any rights, remedies, duties or obligations granted to or undertaken by the Companies, or any of them, to the Issuing Bank in any application for Letter of Credit, any standing agreement relating to Letters of Credit or otherwise, all of which shall be deemed to have been granted to CIT and apply in all respects to CIT and shall be in addition to any rights, remedies, duties or obligations contained herein.

SECTION 6. COLLATERAL

     6.1 GRANT OF SECURITY INTEREST. (A) As security for the prompt payment in full of all Obligations, each Company hereby pledges and grants to CIT a continuing general lien upon, and security interest in, all of the Collateral in which such Company has rights.

     (B) EXTENT OF SECURITY INTERESTS. The security interests granted hereunder shall extend and attach to:

     (i) all Collateral which is presently in existence or hereafter acquired and which is owned by any Company or in which any Company has any interest, whether held by such Company or by others for such Company's account, and wherever located, and, if any Collateral is Equipment, whether such Company's interest in such Equipment is as owner, lessee or conditional vendee;

     (ii) all Equipment whether the same constitutes personal property or fixtures, including, but without limiting the generality of the foregoing, all dies, jigs, tools, benches, molds, tables, accretions, component parts thereof and additions thereto, as well as all accessories, motors, engines and auxiliary parts used in connection with, or attached to, the Equipment; and

     (iii) all Inventory and any portion thereof which may be returned, rejected, reclaimed or repossessed by either CIT or the Companies from the Companies' customers, as well as to all supplies, goods, incidentals, packaging materials, labels and any other items which contribute to the finished goods or products manufactured or processed by the Companies, or to the sale, promotion or shipment thereof.

     6.2 LIMITED LICENSE. Regardless of whether CIT's security interests in any of the General Intangibles has attached or is perfected, each Company hereby irrevocably grants to CIT a royalty-free, non-exclusive license to use such Company's Trademarks, Copyrights, Patents and other proprietary and intellectual property rights, in connection with the (i) advertisement for sale, and the sale or other disposition of, any finished goods Inventory by CIT in accordance with the provisions of this Financing Agreement, and (ii) the manufacture, assembly, completion and preparation for sale of any unfinished Inventory by CIT in accordance with the provisions of this Financing Agreement.

     6.3 REPRESENTATIONS, COVENANTS AND AGREEMENTS REGARDING COLLATERAL
GENERALLY.

     (A) REPRESENTATIONS AND WARRANTIES. The Companies represent and warrant to CIT that except for the Permitted Encumbrances, (i) upon the filing of UCC financing statements covering the Collateral in all required jurisdictions, this Financing Agreement creates a valid, perfected, first priority and exclusive security interest in all personal property of the Companies as to which perfection may be achieved by filing, (ii) CIT's security interests in the Collateral constitute, and will at all times constitute, first priority and exclusive liens on the Collateral, and (iii) each Company is, or will be at the time additional Collateral is acquired by such Company, the absolute owner of such additional Collateral with full right to pledge, sell, transfer and create a security interest therein, free and clear of any and all claims or liens other than Permitted Encumbrances.

     (B) COVENANTS. The Companies, at their expense, agree to forever warrant and defend the Collateral from any and all claims and demands of any other person, other than holders of Permitted Encumbrances.

     6.4 REPRESENTATIONS REGARDING TRADE ACCOUNTS RECEIVABLE AND INVENTORY. The Companies represent and warrant to CIT that:

     (A) each Trade Account Receivable is based on an actual and bona fide sale and delivery of Inventory or rendition of services to customers, made by the Companies in the ordinary course of their business;

     (B) the Inventory being sold and the Trade Accounts Receivable created by such sales are the exclusive property of the Companies and are not subject to any lien, consignment arrangement, encumbrance, security interest or financing statement whatsoever, other than Permitted Encumbrances and other than Inventory of Weavers that is subject to consignment arrangements;

     (C) the invoices evidencing such Trade Accounts Receivable are in the name of the Companies;

     (D) the customers of the Companies have accepted the Inventory or services, owe and are obligated to pay the full amounts stated in the invoices according to their terms, without dispute, offset, defense, counterclaim or contra, except for disputes and other matters arising in the ordinary course of business of which the Companies have notified CIT pursuant to Section 7.2(g) hereof; and

     (E) the Companies' Inventory is marketable in the ordinary course of the Companies' businesses, and no Inventory has been produced in violation of the Fair Labor Standards Act (29 U.S.C. Section 201 et seq.), as amended.

     6.5 COVENANTS AND AGREEMENTS REGARDING TRADE ACCOUNTS RECEIVABLE AND INVENTORY.

     (A) Each Company confirms to CIT all Taxes and fees relating to such Company's business, such Company's sales, and the Trade Accounts Receivable or Inventory relating thereto, are such Company's sole responsibility, and that same will be paid by such Company when due, subject to Section 7.2(d) hereof, and that none of said Taxes or fees represents a lien on or claim against the Trade Accounts Receivable, other than a Permitted Tax Lien.

     (B) Each Company agrees not to acquire any Inventory on a consignment basis, nor co-mingle its Inventory with any goods of its customers or any other person (whether pursuant to any bill and hold sale or otherwise).

     (C) Each Company agrees to maintain such books and records regarding Trade Accounts Receivable and Inventory as CIT reasonably may require and agrees that the books and records of such Company will reflect CIT's interest in the Trade Accounts Receivable and Inventory. In support of the continuing assignment and security interest of CIT in the Trade Accounts Receivable and Inventory, the Companies agree to deliver to CIT all of the schedules, reports and other information described in Section 7.2(g) of this Financing Agreement. The Companies' failure to maintain their books in the manner provided herein or to deliver to CIT any of the foregoing information shall in no way affect, diminish, modify or otherwise limit the security interests granted to CIT in the Trade Accounts Receivable and Inventory.

     (D) Each Company agrees to issue credit memoranda promptly after accepting returns or granting allowances, and to deliver to CIT copies of such credit memoranda as and when required to do so under Section 7.2(g) hereof.

     (E) Each Company agrees to safeguard, protect and hold all Inventory for the account of CIT, and to make no sale or other disposition thereof except in the ordinary course of such Company's business, on open account and on commercially reasonable terms consistent with such Company's past practices. Except for certain Inventory of Weavers that is subject to consignment arrangements, notwithstanding the ordinary course of any Company's business or any Company's past practices, each Company agrees not to sell inventory on a consignment basis, nor retain any lien on or security interest in any Inventory sold. As to any sale or other disposition of Inventory, CIT shall have all of the rights of an unpaid seller, including stoppage in transit, replevin, rescission and reclamation. Each Company agrees to handle all Proceeds of sales of Inventory in accordance with the provisions of Section 3.2 hereof.

     6.6 COVENANTS AND AGREEMENTS REGARDING EQUIPMENT.

     (A) MAINTENANCE OF EQUIPMENT. Each Company agrees to (i) maintain the Equipment in as good and substantial repair and condition as the Equipment owned by such Company is now maintained (or at the time that CIT's security interest may attach to such Equipment), ordinary wear and tear excepted, (ii) make any and all repairs and replacements when and where necessary, and (iii) safeguard, protect and hold all Equipment owned by such Company in accordance with the terms hereof and subject to CIT's security interest. The Equipment will only be used by the Companies in the operation of their respective businesses and will not be sold or held for sale or lease, except as expressly provided in Section 6.6(b) below.

     (B) SALES OF EQUIPMENT. The Companies may sell obsolete Equipment or surplus Equipment from time to time, provided that in each such instance: (i) no Event of Default shall have occurred and remain outstanding at the time of such sale; (ii) the aggregate net book value of the Equipment subject to sale does not exceed $25,000 in any fiscal year of the Companies; and (iii) all net proceeds of such sales are either (x) promptly delivered by the Companies to CIT by deposit to the Depository Account, for application to Obligations in such manner and in such order as CIT may elect in the exercise of its reasonable business judgment, or (y) within 90 days of such sale, used to purchase replacement Equipment that the Companies determine in their reasonable business judgment to have a value at least equal to the Equipment sold. Except as set forth above, the Companies agree not to sell, transfer, lease or otherwise dispose of any item of Equipment without CIT's prior written consent, which shall not be unreasonably withheld, conditioned or delayed.

Upon the sale, transfer, lease or other disposition of Equipment, CIT's security interest in the Equipment shall, without break in continuity and without further formality or act, continue in, and attach to, all Proceeds. Such Proceeds shall be deposited into a Depository Account on the Business Day next following their receipt. As to any such sale, transfer, lease or other disposition, CIT shall have all of the rights of an unpaid seller, including stoppage in transit, replevin, rescission and reclamation.

     6.7 GENERAL INTANGIBLES. Each Company represents and warrants to CIT that as of the date hereof, such Company possesses all General Intangibles necessary to conduct its business as presently conducted. Each Company agrees to maintain such Company's rights in, and the value of, all such General Intangibles, and to pay when due all payments required to maintain in effect any licensed rights. The Companies shall provide CIT with adequate notice of the acquisition of rights with respect to any additional Patents, Trademarks and Copyrights so that CIT may, to the extent permitted under the documentation granting such rights or applicable law, perfect its security interest in such rights in a timely manner.

     6.8 COMMERCIAL TORT CLAIMS. Each Company represents and warrants to CIT that as of the date hereof, such Company holds no interest in any commercial tort claim. If any Company at any time holds or acquires a commercial tort claim, such Company agrees to promptly notify CIT in writing of the details thereof, and in such writing such Company shall grant to CIT a security interest in such commercial tort claim and in the Proceeds thereof, all upon the terms of this Financing Agreement.

     6.9 LETTER OF CREDIT RIGHTS. Each Company represents and warrants to CIT that as of the date hereof, such Company is not the beneficiary of any letter of credit, other than the Wal-Mart Letters of Credit. If any Company becomes a beneficiary under any additional letters of credit, such Company agrees to promptly notify CIT, and upon request by CIT, such Company agrees to either (a) cause the issuer of such letter of credit to consent to the assignment of the proceeds of such letter of credit to CIT pursuant to an agreement in form and substance satisfactory to CIT, or (b) cause the issuer of such letter of credit to name CIT as the transferee beneficiary of such letter of credit.

     6.10 REFERENCE TO OTHER LOAN DOCUMENTS. Reference is hereby made to the other Loan Documents for additional representations, covenants and other agreements of the Companies regarding the Collateral covered by such Loan Documents.

     6.11 CREDIT BALANCES; ADDITIONAL COLLATERAL.

     (a) The rights and security interests granted to CIT hereunder shall continue in full force and effect, notwithstanding the termination of this Financing Agreement or the fact that the Revolving Loan Account may from time to time be temporarily in a credit position, until the termination of this Financing Agreement and the full and final payment and satisfaction of the Obligations. Any reserves or balances to the credit of the Companies (in the Revolving Loan Account or otherwise), and any other property or assets of the Companies (or any of them) in the possession of CIT, may be held by CIT as Other Collateral, and applied in whole or partial satisfaction of such Obligations when due, subject to the terms of this Financing Agreement. The liens and security interests granted to CIT herein and any other lien or security interest which CIT may have in any other assets of the Companies secure payment and performance of all present and future Obligations.

     (b) Notwithstanding CIT's security interests in the Collateral, to the extent that the Obligations are now or hereafter secured by any assets or property other than the Collateral, or by the guaranty, endorsement, assets or property of any other person, CIT shall have the right in its sole discretion to determine which rights, security, liens, security interests or remedies CIT shall at any time pursue, foreclose upon, relinquish, subordinate, modify or take any other action with respect to, without in any way modifying or affecting any of such rights, security, liens, security interests or remedies, or any of CIT's rights under this Financing Agreement.

SECTION 7. REPRESENTATIONS, WARRANTIES AND COVENANTS

     7.1 INITIAL DISCLOSURE REPRESENTATIONS AND WARRANTIES. The Companies represent and warrant to CIT that as of the date hereof:

     (A) FINANCIAL CONDITION. (i) The amount of each Company's assets, at fair valuation, exceeds the book value of such Company's liabilities, (ii) each Company is generally able to pay its debts as they become due and payable, and
(iii) each Company does not have unreasonably small capital to carry on its business as currently conducted absent extraordinary and unforeseen circumstances. All financial statements of the Companies previously furnished to CIT present fairly, in all material respects, the financial condition of the Companies as of the date of such financial statements.

     (B) ORGANIZATION MATTERS; COLLATERAL LOCATIONS. Schedule 7.1(b) attached hereto correctly and completely sets forth (w) each Companies' exact name, as currently reflected by the records of each Companies' State of incorporation or formation, (x) each Companies' State of incorporation or formation, (y) each Companies' federal employer identification number and State organization identification number (if any), and (z) the address of each Companies' chief executive office and all locations of Collateral.

     (C) POWER AND AUTHORITY; CONFLICTS; ENFORCEABILITY.

     (i) Each Company has full power and authority to execute and deliver this Financing Agreement and the other Loan Documents to which such Company is a party, and to perform all of such Company's obligations thereunder.

     (ii) The execution and delivery by each of this Financing Agreement and the other Loan Documents to which such Company is a party, and the performance of such Company's obligations hereunder and thereunder, have been duly authorized by all necessary corporate or other relevant action, and do not (w) require any consent or approval of any director, shareholder, partner or member of such Company that has not been obtained, (x) violate any term, provision or covenant contained in the organizational documents of such Company (such as the certificate or articles of incorporation, certificate of origin, partnership agreement, by-laws or operating agreement), (y) violate, or cause such Company to be in default under, any law, rule, regulation, order, judgment or award applicable to such Company or its assets, or (z) violate any term, provision, covenant or representation contained in, or constitute a default under, or result in the creation of any lien under, any loan agreement, lease, indenture, mortgage, deed of trust, note, security agreement or pledge agreement to which such Company a signatory or by which such Company or such Company's assets are bound or affected.

     (iii) This Financing Agreement and the other Loan Documents to which the Companies (or any of them) are parties constitute legal valid and binding obligations of the Companies, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium, fraudulent transfer and other laws affecting creditors' rights generally, and subject to general principles of equity, regardless of whether considered in a proceeding at law or in equity.

     (D) SCHEDULES. Each of the Schedules attached to this Financing Agreement set forth a true, correct and complete description of the matter or matters covered thereby.

     (E) COMPLIANCE WITH LAWS. Each Company and such Company's properties are in compliance with all federal, state and local acts, rules and regulations, and all orders of any federal, state or local legislative, administrative or judicial body or official, except to the extent the failure to so comply would not have a Material Adverse Effect. Each Company has obtained and maintains all permits, approvals, authorizations and licenses necessary to conduct its business as presently conducted, except to the extent the failure to have such permits, approvals, authorizations or licenses would not have a Material Adverse Effect.

     (F) ENVIRONMENTAL MATTERS. Except as set forth on Schedule 7.1(f):

     (i) None of the operations of any Company are the subject of any federal, state or local investigation to determine whether any remedial action is needed to address the presence or disposal of any environmental pollution, hazardous material or environmental clean-up of the Real Estate. No enforcement proceeding, complaint, summons, citation, notice, order, claim, litigation, investigation, letter or other communication from a federal, state or local authority has been filed against or delivered to any Company, regarding or involving any release of any environmental pollution or hazardous material on any real property now or previously owned or operated by such Company.

     (ii) No Company has any known contingent liability with respect to any release of any environmental pollution or hazardous material on any real property now or previously owned or operated by such Company.

     (iii) Each Company is in compliance with all environmental statutes, acts, rules, regulations and orders applicable to the operation of such Company's business, except to the extent that the failure to so comply would not have a Material Adverse Effect.

     (G) PENDING LITIGATION. Except as set forth on Schedule 7.1(g), there exist no actions, suits or proceedings of any kind by or against any Company pending in any court or before any arbitrator or governmental body, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

     7.2 AFFIRMATIVE COVENANTS. Until the termination of this Financing Agreement and the full and final payment and satisfaction of the Obligations:

     (A) MAINTENANCE OF FINANCIAL RECORDS; INSPECTIONS. Each Company agrees to maintain books and records pertaining to such Company's financial matters in such detail, form and scope as CIT reasonably shall require. The Companies agree that CIT or its agents may enter upon any Company's premises at any time during normal business hours, and from time to time, in order to (i) examine and inspect the books and records of any Company, and make copies thereof and take extracts therefrom, and (ii) verify, inspect and perform physical counts and other valuations of the Collateral and any and all records pertaining thereto. The Companies irrevocably authorize all accountants and third parties to disclose and deliver directly to CIT, at the Companies' expense, all financial statements and information, books, records, work papers and management reports generated by them or in their possession regarding the Companies or the Collateral. All costs, fees and expenses incurred by CIT in connection with such examinations, inspections, physical counts and other valuations shall constitute Out-of-Pocket Expenses for purposes of this Financing Agreement.

     (B) FURTHER ASSURANCES. Each Company agrees to comply with the requirements of all state and federal laws in order to grant to CIT valid and perfected first priority security interests in the Collateral, subject only to the Permitted Encumbrances. CIT is hereby authorized by the Companies to file any financing statements, continuations and amendments covering the Collateral without the Companies' signatures in accordance with the provisions of the UCC. The Companies hereby consent to and ratify the filing of any financing statements covering the Collateral by CIT on or prior to the Closing Date. The Companies agree to do whatever CIT reasonably may request from time to time, by way of (i) filing notices of liens, financing statements, amendments, renewals and continuations thereof, (ii) cooperating with CIT's agents and employees, (iii) keeping Collateral records, (iv) transferring proceeds of Collateral to CIT's possession in accordance with the terms hereof and (v) performing such further acts as CIT reasonably may require in order to effect the purposes of this Financing Agreement, including the execution of control agreements with respect to Depository Accounts and Investment Property.

     (C) INSURANCE AND CONDEMNATION.

     (I) REQUIRED INSURANCE. The Companies agree to maintain insurance on all Real Estate, Equipment and Inventory under such policies of insurance, with such insurance companies, in such reasonable amounts and covering such insurable risks as are at all times reasonably satisfactory to CIT (the "Required Insurance"). All policies covering the Real Estate, Equipment and Inventory are, subject to the rights of any holder of a Permitted Encumbrance having priority over the security interests of CIT, to be made payable solely to CIT, in case of loss, under a standard non-contributory "mortgagee", "secured party" or "lender's loss payable" clause or endorsement, and are to contain such other provisions as CIT reasonably may require to fully protect CIT's interest in the Real Estate, Inventory and Equipment and to any payments to be made under such policies. Each loss payable endorsement in favor of CIT shall provide (x) for not less than thirty (30) days prior written notice to CIT of the exercise of any right of cancellation and (y) that CIT's right to payment under any property insurance policy will not be invalidated by any act or neglect of, or any breach of warranty or condition by, the Companies (or any of them) or any other party. If an Event of Default shall have occurred and remain outstanding, CIT, subject to the rights of any holder of a Permitted Encumbrance having priority over the security interests of CIT, shall have the sole right, in the name of CIT or the Companies (or any of them), to file claims under any insurance policies, to receive, receipt and give acquittances for any payments that may be payable thereunder, and to execute any and all endorsements, receipts, releases, assignments, reassignments or other documents that may be necessary to effect the collection, compromise or settlement of any claims under any such insurance policies.

     (II) CIT'S PURCHASE OF INSURANCE. In the event the Companies fail to provide CIT with evidence of the Required Insurance in the manner set forth in
Section 7.2(c)(i) above, CIT may purchase insurance at the Companies' expense to protect CIT's interests in the Collateral. The insurance purchased by CIT may, but need not, protect the Companies' interests in the Collateral, and therefor such insurance may not pay any claim which the Companies may make or any claim which is made against the Companies in connection with the Collateral. The Companies may later request that CIT cancel any insurance purchased by CIT, and CIT shall cancel such insurance as so requested, but only after providing CIT with satisfactory evidence that the Companies have the Required Insurance. If CIT purchases insurance covering all or any portion of the Collateral, the Companies shall be responsible for the costs of such insurance, including interest (at the applicable rate set forth hereunder) and other charges accruing on the purchase price therefor, until the effective date of the cancellation or the expiration of the insurance, and CIT may charge all of such costs, interest and other charges to the Revolving Loan Account. The costs of the premiums of any insurance purchased by CIT may exceed the costs of insurance which the Companies may be able to purchase on their own. In the event that CIT purchases insurance, CIT will notify the Companies of such purchase within thirty (30) days after the date of such purchase. If, within thirty (30) days after the date of receipt of such notice, the Companies provides CIT with proof that the Companies had the Required Insurance as of the date on which CIT purchased insurance and the Companies have continued at all times thereafter to have the Required Insurance, then CIT agrees to cancel the insurance purchased by CIT and credit the Revolving Loan Account for the amount of all costs, interest and other charges associated with such insurance that CIT previously charged to the Revolving Loan Account.

     (III) APPLICATION OF INSURANCE AND CONDEMNATION PROCEEDS. So long as no Default or Event of Default shall have occurred and remain outstanding as of the date of CIT's receipt of any Casualty Proceeds:

     (x) In the event of any loss or damage to any Inventory by condemnation, fire or other casualty, CIT agrees to apply the Casualty Proceeds to repay the outstanding Revolving Loans.

     (y) In the event of any loss or damage to any item of Equipment by condemnation, fire or other casualty, the Companies' may elect (by delivering written notice to CIT within ten (10) Business Days following CIT's receipt of such Casualty Proceeds) to replace or repair such item of Equipment. If the Companies elect to replace or repair any item of Equipment, CIT initially shall apply all such Casualty Proceeds to the outstanding Revolving Loans and will establish an Availability Reserve in an amount equal to such Casualty Proceeds. CIT agrees to reduce this Availability Reserve dollar-for-dollar as and when payments then are due under the contract(s) for the purchase of replacement Equipment or the repair of such item of Equipment. Upon the replacement or completion of repair of such item of Equipment, CIT will eliminate any remaining Availability Reserve established hereunder.

     (z) In the event of any loss or damage to any Real Estate leased by any Company by condemnation, fire or other casualty, such Company may use the Casualty Proceeds in the manner required or permitted by the lease agreement relating thereto. In the event of any loss or damage to any Real Estate owned by any Company by condemnation, fire or other casualty, such Company or CIT may use the Casualty Proceeds in the manner required or permitted by the mortgage or deed of trust covering the Real Estate.

If a Default or an Event of Default shall have occurred and remain outstanding as of the date of CIT's receipt of any Casualty Proceeds, or if the Companies do not or cannot elect to use the Casualty Proceeds in the manner set forth in paragraphs (y) or (z) above, CIT may, subject to the rights of any holder of a Permitted Encumbrance having priority over the security interests of CIT, apply the Casualty Proceeds to the payment of the Obligations in such manner and in such order as CIT may elect in its sole discretion.

     (D) PAYMENT OF TAXES. The Companies agree to pay when due all Taxes lawfully levied, assessed or imposed upon the Companies or the Collateral (including all sales taxes collected by the Companies on behalf of the Companies' customers in connection with sales of Inventory and all payroll taxes collected by the Companies on behalf of the Companies' employees), unless the Companies are contesting such Taxes in good faith, by appropriate proceedings, and are maintaining adequate reserves for such Taxes in accordance with GAAP. Notwithstanding the foregoing, if a lien securing any Taxes is filed in any public office and such lien is not a Permitted Tax Lien, then the Companies shall pay all Taxes secured by such lien immediately and remove such lien of record promptly. Pending the payment of such Taxes and removal of such lien, CIT may, at its election and without curing or waiving any Event of Default which may have occurred as a result thereof, (i) establish an Availability Reserve in the amount of such Taxes (or such lesser amount as CIT shall deem appropriate in the exercise of its reasonable business judgment) or (ii) pay such Taxes on behalf of the Companies, and the amount paid by CIT shall become an Obligation which is due and payable on demand by CIT.

     (E) COMPLIANCE WITH LAWS.

     (i) The Companies agree to comply with all federal, state and local acts, rules and regulations, and all orders of any federal, state or local legislative, administrative or judicial body or official, if the failure to so comply would have a Material Adverse Effect, provided that the Companies may contest any acts, rules, regulations, orders and directions of such bodies or officials in any reasonable manner which CIT determines, in the exercise of its reasonable business judgment, will not materially and adversely effect CIT's rights or priorities in the Collateral.

     (ii) Without limiting the generality of the foregoing, each Company agrees to comply with all environmental statutes, acts, rules, regulations or orders, as presently existing or as adopted or amended in the future, applicable to the ownership and/or use of such Company's real property and operation of its business, if the failure to so comply would have a Material Adverse Effect. No Company shall be deemed to have breached any provision of this Section 7.2(e) if
(x) the failure to comply with the requirements of this Section 7.2(e) resulted from good faith error or innocent omission, (y) such Company promptly commences and diligently pursues a cure of such breach and (z) such failure is cured within thirty (30) days following the Companies' receipt of notice from CIT of such failure, or if such breach cannot in good faith be cured within thirty (30) days following the Companies' receipt of such notice, then such breach is cured within a reasonable time frame based on the extent and nature of the breach and the necessary remediation, and in conformity with any applicable consent order, consensual agreement and applicable law.

     (F) NOTICES CONCERNING ENVIRONMENTAL, EMPLOYEE BENEFIT AND PENSION MATTERS. The Companies agree to notify CIT in writing of:

     (i) any expenditure (actual or anticipated) in excess of $50,000 for environmental clean-up, environmental compliance or environmental testing and the impact of said expenses on the any Company's working capital;

     (ii) any Company's receipt of notice from any local, state or federal authority advising the Companies of any environmental liability (real or potential) arising from such Company's operations, its premises, its waste disposal practices, or waste disposal sites used by such Company; and

     (iii) any Company's receipt of notice from any governmental agency or any sponsor of any "multiemployer plan" (as that term is defined in ERISA) to which such Company has contributed, relating to any of the events described in Section 10.1(h) hereof.

The Companies agree to provide CIT promptly with copies of all such notices and other information pertaining to any matter set forth above if CIT so requests.

     (G) COLLATERAL REPORTING - SEE ANNEX A.

     (H) FINANCIAL REPORTING. The Companies agree to furnish to CIT:

     (i) within ninety (90) days after the end of each fiscal year of each Company, a Consolidated Balance Sheet and a Consolidating Balance Sheet as at the close of such year, consolidated and consolidating statements of profit and loss and consolidated statement of cash flow of the Companies for such year, audited by independent public accountants selected by the Companies and reasonably satisfactory to CIT, together with (x) the unqualified opinion of the accountants preparing such financial statements and (y) if requested by CIT, such accountants' management practice letter;

     (ii) except as provided in Section 7.2(h)(iii), within thirty (30) days after the end of each fiscal month, (x) a Consolidated Balance Sheet and a Consolidating Balance Sheet as at the end of such month, (y) consolidated and consolidating statements of profit and loss and consolidated statement of cash flow of the Companies for such month and for the period commencing on the first day of the current fiscal year through the end of such month, and (z) comparative statements of profit and loss and cash flow of the Companies for the same month and same fiscal year-to-date period in the prior fiscal year, certified by an authorized financial or accounting officer of the Funds Administrator (or any other authorized officer satisfactory to CIT);

     (iii) within forty-five (45) days after the end of each fiscal quarter, (x) a Consolidated Balance Sheet and a Consolidating Balance Sheet as at the end of such quarter, (y) consolidated and consolidating statements of profit and loss and consolidated statement of cash flow of the Companies for such quarter and for the period commencing on the first day of the current fiscal year through the end of such quarter, and (z) comparative statements of profit and loss and cash flow of the Companies for the same quarter and same fiscal year-to-date period in the prior fiscal year, certified by an authorized financial or accounting officer of the Funds Administrator (or any other authorized officer satisfactory to CIT);

     (iv) as and when filed by each Company, copies of all (x) financial reports, registration statements and other documents filed by such Company with the U.S. Securities and Exchange Commission, as and when filed by such Company, and (ii) annual reports filed pursuant to ERISA in connection with each benefit plan of each Company subject to ERISA; and

     (v) no later than the first Business Day of each fiscal year of the Companies, monthly projections of the Companies' Consolidated Balance Sheet and Consolidating Balance Sheet, and consolidated and consolidating statements of profits and loss and quarterly projections of consolidated statement of cash flow of the Companies, as well as monthly projected Net Availability for the Companies for such fiscal year.

     Each financial statement which the Companies are required to submit pursuant to clauses (i) and (ii) above must be accompanied by an officer's certificate substantially in the form set forth on Exhibit A attached hereto, signed by an authorized financial or accounting officer of the Funds Administrator (or any other authorized officer satisfactory to CIT). In addition, should the Companies modify their accounting principles and procedures from those in effect on the Closing

Date, the Companies agree to prepare and deliver to CIT statements of reconciliation in form and substance reasonably satisfactory to CIT.

     (I) ASSET APPRAISALS. From time to time upon the request of CIT, the Companies agree to permit CIT to perform appraisals of the Companies' Owned Real Estate, Inventory and Equipment. The Companies agree to reimburse CIT for the costs and expenses relating to (w) one (1) Inventory appraisal in any twelve-month period, so long as no Event of Default shall have occurred and remain outstanding, (x) one (1) Equipment appraisal in any twelve-month period, so long as no Event of Default shall have occurred and remain outstanding, (y) one (1) Real Estate appraisal in any twelve-month period, so long as no Event of Default shall have occurred and remain outstanding, and (z) all such appraisals performed while an Event of Default remains outstanding. All appraisals shall be performed by qualified appraisers selected by CIT. To the extent that the Companies are required by this Section 7.2(i) to reimburse CIT for CIT's costs and expenses relating to appraisals, such costs and expenses shall constitute Out-of-Pocket Expenses.

     (J) BUSINESS QUALIFICATION. The Companies agree to qualify to do business, and to remain qualified to do business and in good standing, in each jurisdiction where the failure to so qualify, or to remain qualified or in good standing, would have a Material Adverse Effect.

     (K) ANTI-MONEY LAUNDERING AND TERRORISM REGULATIONS. The Companies agree to comply with all applicable anti-money laundering and terrorism laws, regulations and executive orders in effect from time to time (including, without limitation, the USA Patriot Act (Pub. L. No. 107-56)). The Companies also agree to ensure that no person who owns a controlling interest in or otherwise controls the Companies (or any of them) is a person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (issued September 23, 2001) or any other similar Executive Order. The Companies acknowledge that CIT's performance hereunder is subject to compliance with all such laws, regulations and executive orders, and in furtherance of the foregoing, the Companies agree to provide to CIT all information about the Companies' ownership, officers, directors, customers and business structure as CIT reasonably may require to comply with, such laws, regulations and executive orders.

     (L) POST CLOSING MATTERS.

     (i) Within ninety (90) days after the Closing Date, the Companies shall provide CIT and the Title Insurance Company a survey of the Owned Real Estate and all improvements thereon, which survey shall be in form and substance reasonably satisfactory to CIT, prepared by an independent licensed land surveyor reasonably satisfactory to CIT and certified to CIT and the Title Insurance Company.

     (ii) Within thirty (30) days after the Closing Date, (x) The Companies or CIT shall have established one or more Depository Accounts with respect to the collection of Trade Accounts Receivable and the deposit of proceeds of Collateral, and (y) CIT, the applicable Company and each depository bank shall have entered into a Depository Account Control Agreement with respect to each Depository Account.

     (iii) Within thirty (30) days after the Closing Date, the Companies will execute trademark and patent security agreements in form satisfactory to CIT for recordation in the United States Patent and Trademark Office to evidence CIT's lien in each Company's Patents and Trademarks and will cooperate with CIT to record assignments of such Patents and Trademarks, if necessary, to the Company that owns such Patents and Trademarks or otherwise properly evidence the ownership of such Patents and Trademarks.

     (iv) The Company's failure to comply with the requirements of clauses
(i)-(iii) of this Section 7.2(l) shall, at CIT's option, constitute an Event of Default.

     7.3 FINANCIAL COVENANT.

     (A) FIXED CHARGE COVERAGE. Until termination of this Financing Agreement and the full and final payment and satisfaction of all Obligations, but subject to Section 7.3(b), the Companies agree to maintain a Fixed Charge Coverage Ratio, calculated and tested at the end of each fiscal quarter (beginning with the fiscal quarter ended June 30, 2006) based on the period of twelve consecutive months then ended, of not less than 1.75 to 1.0.

     (B) FINANCIAL COVENANT INAPPLICABILITY. Until the occurrence of a Financial Covenant Applicability Date, the financial covenant in Section 7.3(a) shall not apply or be tested for any periods described in Section 7.3(a). After the occurrence of a Financial Covenant Applicability Date, and until the occurrence of a Financial Covenant Inapplicability Date, the financial covenant in Section 7.3(a) shall apply and be tested (i) retroactively for the most recently ended period described in Section 7.3(a) and (ii) thereafter for any periods described in Section 7.3(a). To avoid confusion, it is understood and agreed that the occurrence of a Financial Covenant Inapplicability Date shall not result in the waiver or cure of an Event of Default that exists as a result of the testing of a financial covenant prior to such Financial Covenant Inapplicability Date.

     7.4 NEGATIVE COVENANTS. Until termination of this Financing Agreement and full and final payment and satisfaction of all Obligations, each Company agrees not to:

     (A) LIENS AND ENCUMBRANCES. Mortgage, assign, pledge, transfer or otherwise permit any lien, charge, security interest, encumbrance or judgment (whether as a result of a purchase money or title retention transaction, or other security interest, or otherwise) to exist on any of the Collateral or its other assets, whether now owned or hereafter acquired, except for the Permitted Encumbrances.

     (B) INDEBTEDNESS. Incur or create any Indebtedness other than the Permitted Indebtedness.

     (C) SALE OF ASSETS. Sell, lease, assign, transfer or otherwise dispose of
(i) Collateral, except as otherwise specifically permitted by this Financing Agreement, or (ii) all or any substantial part of its assets, if any, which do not constitute Collateral.

     (E) CORPORATE CHANGE. (i) Merge or consolidate with any other entity, (ii) change its name or principal places of business, (iii) change its structure or organizational form, or reincorporate or reorganize in a new jurisdiction, (iv) enter into or engage in any operation or activity materially different from that presently being conducted by such Company; provided that any Company may change its name or its principal place of business so long as the Companies provide the Agent with thirty (30) days prior written notice thereof and the appropriate parties execute and deliver to CIT, prior to making such change, all documents and agreements required by CIT in order to ensure that the liens and security interests granted to CIT hereunder continue in effect without any break or lapse in perfection.

     (F) GUARANTY OBLIGATIONS. Assume, guarantee, endorse, or otherwise become liable upon the obligations of any person, firm, entity or corporation, except pursuant to this Agreement and the other Loan Documents, and by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

     (G) DIVIDENDS AND DISTRIBUTIONS. Declare or pay any dividend or distribution of any kind on, or purchase, acquire, redeem or retire, any of its equity interests (of any class or type whatsoever), whether now or hereafter issued and outstanding, other than Permitted Distributions.

     (H) INVESTMENTS. (i) Create any new subsidiary, or (ii) make any advance or loan to, or any investment in, any firm, entity, person or corporation other than loans from one Company to another Company, or (iii) acquire all or substantially all of the assets of, or any capital stock or any equity interests in, any firm, entity or corporation, other than current investments of such Company in existing subsidiaries of such entities.

     (I) RELATED PARTY TRANSACTIONS. Enter into any transaction, including, without limitation, any purchase, sale, lease, loan or exchange of property, with any shareholder, officer, director, parent (direct or indirect), subsidiary (direct or indirect) or other person or entity otherwise affiliated with the Companies, unless (i) such transaction otherwise complies with the provisions of this Financing Agreement, (ii) such transaction is for the sale of goods or services rendered in the ordinary course of business and pursuant to the reasonable requirements of the Companies and upon standard terms and conditions and fair and reasonable terms, no less favorable to such entity than such entity could obtain in a comparable arms length transaction with an unrelated third party, and (iii) no Event of Default shall have occurred and remain outstanding at the time such transaction occurs, or would occur after giving effect to such transaction.

     (J) RESTRICTED PAYMENTS. (i) Make any payment of the principal of, or interest on, any Subordinated Debt, or purchase, acquire or redeem any of the Subordinated Debt, unless (x) such payment, purchase, acquisition or redemption is expressly permitted by the terms of the applicable Subordination Agreement and (y) no Default or Event of Default shall have occurred and remain outstanding on the date on which such payment or transaction occurs, or would occur as a result thereof; or (ii) pay any management, consulting or other similar fees to any shareholder, director (other than fees payable to non-employee directors of CCI for their service in such capacity), parent (direct or indirect), subsidiary (direct or indirect) or other person or entity otherwise affiliated with the Companies.

SECTION 8. INTEREST, FEES AND EXPENSES

     8.1 INTEREST. Interest on the outstanding principal balance of the Revolving Loans that are Chase Bank Rate Loans shall be due and payable monthly on the first day of each month and shall accrue at a rate per annum equal to the Applicable Margin plus the Chase Bank Rate on the average net principal balance of such Revolving Loans at the close of each day during the immediately preceding month, as reflected by CIT's System. On each Revolving Loan that is a LIBOR Loan, interest shall be due and payable on the LIBOR Interest Payment Date and shall accrue at a rate per annum equal to the Applicable Margin plus the applicable LIBOR on the outstanding principal balance of such LIBOR Loan. In the event of any change in said Chase Bank Rate, the rate set forth in the first sentence of this Section 8.1(a) shall change, effective as of the date of such change, so as to remain equal to the Applicable Margin plus the new Chase Bank Rate. All interest rates shall be calculated based on a 360-day year and actual days elapsed.

     8.2 DEFAULT INTEREST RATE. Upon the occurrence of an Event of Default, (a) provided that CIT has given the Companies written notice of such Event of Default (other than an Event of Default described in Section 10.1(c) of this Financing Agreement, for which no written notice shall be required), all Obligations may, at the election of CIT, bear interest at the Default Rate of Interest until such Event of Default is waived, and (b) at CIT's election at any time thereafter, interest on each outstanding LIBOR Loan shall be due and payable on the first day of each month, notwithstanding the Interest Period with respect thereto.

     8.3 FEES AND EXPENSES RELATING TO LETTERS OF CREDIT. In consideration of the issuance of any Letter of Credit Guaranty by CIT or other assistance of CIT in obtaining Letters of Credit pursuant to Section 5 hereof, the Company agrees to pay to CIT the Letter of Credit Fees described in Exhibit B attached hereto.

     8.4 OUT-OF POCKET EXPENSES. The Companies agree to reimburse CIT for all Out-of-Pocket Expenses when charged to or paid by CIT.

     8.5 REVOLVING LINE OF CREDIT FEE; COLLECTION DAYS. On the first day of each month, commencing on July 1, 2006, (a) the Companies agree to pay to CIT the Revolving Line of Credit Fee, and (b) CIT shall charge the Companies for interest at the rate set forth in Section 8.1 (or Section 8.2, if applicable) hereof on the Collection Days for the immediately preceding month.

     8.6 RESERVED.

     8.7 ADMINISTRATIVE MANAGEMENT FEE. On the first day of the month following the Closing Date and on the first day of each month thereafter, the Companies agree to pay to CIT the Administrative Management Fee, which shall be fully earned when paid.

     8.8 STANDARD OPERATIONAL FEES. In addition to the Administrative Management Fee and all Out-of-Pocket Expenses incurred by CIT in connection with any action taken under Section 7.2(a) hereof (but without duplication), the Companies agree to pay to CIT (a) all Documentation Fees, (b) CIT's standard charges for any employee of CIT used to conduct any of the examinations, verifications, inspections, physical counts and other valuations described in Section 7.2(a) hereof (currently $1000 per person, per day), and (c) CIT's standard charges for each wire transfer made by CIT to or for the benefit of the Companies (currently $30) and for Dunn and Bradstreet searches conducted by CIT for any Company's account (currently $65), provided that such standard charges may be increased by CIT from time to time. Such charges shall be due and payable in accordance with CIT's standard practices, as in effect from time to time.

     8.9 LIBOR LOANS.

     (A) CONDITIONS APPLICABLE TO LIBOR LOANS. The Companies may elect to use LIBOR as to any Revolving Loans, convert any Chase Bank Rate Loan to a new LIBOR Loan or continue any existing LIBOR Loan as a new LIBOR Loan on the last day of the Interest Period with respect to such existing LIBOR Loan, so long as:

     (i) no Default or Event of Default shall have occurred and remain outstanding on the date on which such new LIBOR Loan is requested and on the first day of the Interest Period for such new LIBOR Loan;

     (ii) the Funds Administrator requests the new LIBOR Loan no later than three (3) Business Days preceding the first day of the Interest Period for such new LIBOR Loan (or three (3) Business Days prior to the expiration of any Interest Period, in the case of a continuation of an existing LIBOR Loan);

     (iii) if CIT requests written confirmation of any new LIBOR Loan from the Funds Administrator, the Funds Administrator shall have signed and returned to CIT any such confirmation on or prior to the first day of the Interest Period for such new LIBOR Loan; and

     (iv) with respect to the Interest Period selected by the Funds Administrator for such new LIBOR Loan, (x) either (1) JPMorgan Chase Bank provides a LIBOR quote for such Interest Period or CIT otherwise determines the LIBOR for such Interest Period, as provided in the definition of LIBOR, or (2) the LIBOR for such Interest Period as quoted by JPMorgan Chase Bank or as determined by CIT adequately and fairly reflects the cost of maintaining or funding CIT's loans bearing interest at LIBOR for such Interest Period, and (y) such Interest Period ends on or before the Termination Date.

Any LIBOR election must be for at least $3,000,000 and if greater, in integral multiples of $1,000,000, and there shall be no more than four (4) LIBOR Loans outstanding at one time. Elections for LIBOR Loans shall be irrevocable once made. If any condition for a LIBOR election is not satisfied, then the requested new loan (or continuation of an existing LIBOR Loan) shall be made to the Companies as a Chase Bank Rate Loan.

     (B) RESTRICTIONS AFFECTING THE MAKING OR FUNDING OF LIBOR LOANS. Notwithstanding any other provision of this Financing Agreement to the contrary, if any law, regulation, treaty or directive, or any amendment thereto or change in the interpretation or application thereof, shall make it unlawful for CIT to make or maintain any LIBOR Loan, then (x) such LIBOR Loan shall convert automatically to a Chase Bank Rate Loan at the end of the applicable Interest Period, or such earlier date as may be required by such law, regulation, treaty or directive, and (y) the obligation of CIT thereafter to make or continue LIBOR Loans and to convert Chase Bank Rate Loans into LIBOR Loans hereunder shall be suspended until CIT determines that it is no longer unlawful to make and maintain LIBOR Loans as contemplated herein. In addition, in the event that, by reason of any Regulatory Change, CIT either (x) incurs any material additional costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of CIT which includes deposits by reference to which the interest rate on LIBOR Loans is determined hereunder, or a category of extensions of credit or other assets of CIT which includes LIBOR Loans, or (y) becomes subject to any material restrictions on the amount of such a category of liabilities or assets which CIT may hold, then if CIT so elects by notice to the Companies, the obligation of CIT thereafter to make or continue LIBOR Loans and to convert Chase Bank Rate Loans into LIBOR Loans hereunder shall be suspended until such Regulatory Change ceases to be in effect.

     (C) INABILITY TO DETERMINE LIBOR. Notwithstanding any other provision of this Financing Agreement to the contrary, if CIT determines in the exercise of its reasonable business judgment (which determination shall be conclusive and binding upon each Company) that by reason of circumstances affecting the interbank LIBOR market, adequate and reasonable means do not exist for ascertaining LIBOR applicable to an Interest Period with respect to any election of a new LIBOR Loan, CIT shall give written notice of such determination to the Companies prior to the effective date of such election. Upon receipt of such notice, the Funds Administrator may cancel the Funds Administrator's request for such new LIBOR Loan, in which case the requested LIBOR Loan shall be made as a Chase Bank Rate Loan. Until such notice has been withdrawn by CIT, the obligation of CIT thereafter to make or continue LIBOR Loans and to convert Chase Bank Rate Loans into LIBOR Loans hereunder shall be suspended until CIT determines, in its reasonable business judgment, that adequate and reasonable means again exist for ascertaining LIBOR applicable to an Interest Period with respect to any election of a new LIBOR Loan.

     (D) COMPENSATION FOR COSTS. The Companies hereby agree to pay to CIT, on demand, any additional amounts necessary to compensate CIT for any costs incurred by CIT in making any conversions from LIBOR Loans to Chase Bank Rate Loans in accordance with this Section 8.9, including, without limitation, breakage costs provided for in Section 8.10 of this Financing Agreement.

     (E) LOAN PARTICIPANTS. For purposes of this Section 8.9, the term "CIT" shall include any financial institution that purchases from CIT a participation in the loans made by CIT to the Companies hereunder.

     8.10 LIBOR BREAKAGE COSTS AND FEES. In the event that the Companies (i) pay all or any part of the principal amount of a LIBOR Loan on a date prior to the last day of an Interest Period for such LIBOR Loan, (ii) fail to borrow a LIBOR Loan, or fail to convert a Chase Bank Rate Loan to a LIBOR Loan, on the date for such borrowing or conversion specified in the relevant request to CIT, or (iii) fail to pay to CIT the principal of, or interest on, any LIBOR Loan when due, the Companies agree to pay to CIT (and any financial institution that purchases from CIT a participation in the loans made by CIT to the Companies hereunder), on demand, the greater of (x) $500, (y) such amount as shall compensate CIT and such financial institution for any actual loss, cost or expense that CIT or such financial institution may sustain or incur as a result of such event (including, without limitation, any interest or fees payable by CIT or such financial institution to lenders or depositors of funds obtained by CIT or such financial institution in order to make or maintain any LIBOR Loans under this Financing Agreement), and (z) in the case of a prepayment of any LIBOR Loan, the excess (if any) of the amount of interest that would have accrued on such loan from the first day of the Interest Period to the date of prepayment, assuming that such loan was a Chase Bank Rate Loan, over the amount of interest that actually accrued on such loan from the first day of the Interest Period to the date of prepayment. The determination by CIT of the amount of any such loss, cost or expense described in clause (y) of the preceding sentence, when set forth in a written notice to the Companies containing CIT's calculations thereof in reasonable detail, shall be conclusive and binding upon each Company, in the absence of manifest error.

     8.11 EARLY TERMINATION FEE. In the event the Companies terminate the Revolving Line of Credit or this Financing Agreement on an Early Termination Date, the Early Termination Fee, if any, shall be due and payable in full on the date of termination.

     8.12 CAPITAL ADEQUACY. In the event that CIT (or any financial institution that purchases from CIT a participation in the loans made by CIT to the Companies hereunder), subsequent to the Closing Date, determines in the exercise of its reasonable business judgment that (x) any change in applicable law, rule, regulation or guideline regarding capital adequacy, or (y) any change in the interpretation or administration thereof, or (z) compliance by CIT or such financial institution with any new request or directive regarding capital adequacy (whether or not having the force of law) of any central bank or other governmental or regulatory authority, has or would have the effect of reducing the rate of return on CIT's or such financial institution's capital as a consequence of its obligations hereunder to a level below that which CIT or such financial institution could have achieved but for such change or compliance (taking into consideration CIT's or such financial institution's policies with respect to capital adequacy) by an amount deemed material by CIT or such financial institution in the exercise of its reasonable business judgment, the Companies agree to pay to CIT, no later than five (5) days following demand by CIT, such additional amount or amounts as will compensate CIT or such financial institution for such reduction in rate of return. In determining such amount or amounts, CIT and such financial institution may use any reasonable averaging or attribution methods. The protection of this Section 8.12 shall be available to CIT and such financial institution regardless of any possible contention of invalidity or inapplicability with respect to the applicable law, regulation or condition. A certificate of CIT or such financial institution setting forth such amount or amounts as shall be necessary to compensate CIT or such financial institution with respect to this Section 8.12 and the calculation thereof, when delivered to the Companies, shall be conclusive and binding on each Company absent manifest error. In the event CIT or such financial institution exercises its rights pursuant to this Section 8.12, and subsequent thereto determines that the amounts paid by the Companies exceeded the amount which CIT or such financial institution actually required to compensate CIT or such financial institution for any reduction in rate of return on its capital, such excess shall be returned to the Companies by CIT or such financial institution, as the case may be.

     8.13. TAXES, RESERVES AND OTHER CONDITIONS. In the event that any applicable law, treaty or governmental regulation, or any change therein or in the interpretation or application thereof, or compliance by CIT (or by any financial institution that purchases from CIT a participation in the loans made by CIT to the Companies hereunder) with any new request or directive (whether or not having the force of law) of any central bank or other governmental or regulatory authority, shall:

     (a) subject CIT or such financial institution to any tax of any kind whatsoever with respect to this Financing Agreement or the other Loan Documents, or change the basis of taxation of payments to CIT or such financial institution of principal, fees, interest or any other amount payable hereunder or under any of the other Loan Documents (except for changes in the rate of tax on the overall net income of CIT or such financial institution by the federal government or other jurisdiction in which it maintains its principal office);

     (b) impose, modify or hold applicable any reserve, special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by CIT or such financial institution by reason of or in respect to this Financing

Agreement and the Loan Documents, including (without limitation) pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

     (c) impose on CIT or such financial institution any other condition with respect to this Financing Agreement or any other document;

and the result of any of the foregoing is to (i) increase the cost to CIT of making, renewing or maintaining CIT's loans hereunder (or the cost to such financial institution in participating in such loans) by an amount deemed material by CIT or such financial institution in the exercise of its reasonable business judgment, or (ii) reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the loans made hereunder by an amount that CIT or such financial institution deems to be material in the exercise of its reasonable business judgment, the Companies agree to pay to CIT, no later than five (5) days following demand by CIT, such additional amount or amounts as will compensate CIT or such financial institution for such increase in cost or reduction in payment, as the case may be. A certificate of CIT or such financial institution setting forth such amount or amounts as shall be necessary to compensate CIT or such financial institution with respect to this
Section 8.13 and the calculation thereof, when delivered to the Companies, shall be conclusive and binding on the Companies absent manifest error. In the event CIT or such financial institution exercises its rights pursuant to this Section 8.13, and subsequent thereto determines that the amounts paid by the Companies in whole or in part exceeded the amount which CIT or such financial institution actually required to compensate CIT or such financial institution for any increase in cost or reduction in payment, such excess shall be returned to the Companies by CIT or such financial institution, as the case may be.

     8.14 AUTHORITY TO CHARGE REVOLVING LOAN ACCOUNT. The Companies hereby authorize CIT to charge the Revolving Loan Account with the amount of all payments due under this Section 8 as such payments become due. Any amount charged to the Revolving Loan Account shall be deemed a Chase Bank Rate Loan hereunder and shall bear interest at the rate provided in Section 8.1 (or
Section 8.2, if applicable) of this Financing Agreement. The Companies confirm that any charges which CIT may make to the Revolving Loan Account as provided herein will be made as an accommodation to the Companies and solely at CIT's discretion.

SECTION 9. POWERS

     9.1 AUTHORITY. The Companies hereby authorize CIT, or any person or agent which CIT may designate, at the Companies' cost and expense, to exercise all of the following powers, which authority shall be irrevocable until the termination of this Financing Agreement and the full and final payment and satisfaction of the Obligations:

     (a) To receive, take, endorse, sign, assign and deliver, all in the name of CIT or the Companies (or any of them), any and all checks, notes, drafts, and other documents or instruments relating to the Collateral;

     (b) To receive, open and dispose of all mail addressed to the Companies (or any of them), and to notify postal authorities to change the address for delivery thereof to such address as CIT may designate;

     (c) To request from customers indebted on Accounts at any time, in the name of CIT, information concerning the amounts owing on the Accounts;

     (d) To request from customers indebted on Accounts at any time, in the name of the Companies (or any of them), any certified public accountant designated by CIT or any other designee of CIT, information concerning the amounts owing on the Accounts;

     (e) To transmit to customers indebted on Accounts notice of CIT's interest therein and to notify customers indebted on Accounts to make payment directly to CIT for the Companies' account; and

     (f) To take or bring, in the name of CIT or the Companies (or any of them), all steps, actions, suits or proceedings deemed by CIT necessary or desirable to enforce or effect collection of the Accounts.

     9.2 LIMITATIONS ON EXERCISE. Notwithstanding any other provision of this Financing Agreement to the contrary, the powers set forth in Sections 9.1(b),
(c), (e) and (f) may only be exercised if an Event of Default shall have occurred and remain outstanding.

SECTION 10. EVENTS OF DEFAULT AND REMEDIES

     10.1 EVENTS OF DEFAULT. Each of the following events shall constitute an "Event of Default" under this Agreement:

     (a) the cessation of the business of any Company or the calling of a meeting of the creditors of any Company for purposes of compromising its debts and obligations;

     (b) the failure of any Company to generally meet its debts as those debts mature;

     (c) (i) the commencement by any Company of any bankruptcy, insolvency, arrangement, reorganization, receivership, assignment for the benefit of creditors or similar proceedings under any federal or state law; or (ii) the commencement against any Company of any bankruptcy, insolvency, arrangement, reorganization, receivership, assignment for the benefit of creditors or similar proceeding under any federal or state law by creditors of any of them, but only if such proceeding is not contested by such Company within ten (10) days and not dismissed or vacated within sixty (60) days of commencement, or any of the actions or relief sought in any such proceeding shall occur or be authorized by such Company;

     (d) Any representation, warranty or other statement made or furnished to CIT by or on behalf of any Company in this Financing Agreement, any other Loan Document or any certificate or financial statement furnished in compliance with or in reference thereto proves to have been false or misleading in any material respect when made or furnished or when reaffirmed pursuant to Section 3.1(c) above;

     (e) the breach or violation by any Company of any covenant contained in this Financing Agreement (other than those referred to in Section 10.1(f) below), provided that such breach or violation shall not be deemed to be an Event of Default unless such Company fails to cure such breach or violation to CIT's reasonable satisfaction within ten (10) Business Days from the earlier of (i) the date CIT provides the Funds Administrator notice of such breach or violation or (ii) any officer of the Companies becomes aware of such breach or violation;

     (f) the breach or violation by any Company of any covenant contained in Sections 3.2, 6.3, 6.5, 6.6(b), 7.2(c), 7.2(d), 7.2(g)(i), 7.3 and 7.4;

     (g) the failure of the Companies to pay any of the Obligations within five
(5) Business Days of the due date thereof, provided that nothing contained herein shall prohibit CIT from charging such amounts to the Revolving Loan Account on the due date thereof;

     (h) any Company shall (i) engage in any "prohibited transaction" as defined in ERISA, (ii) incur any "accumulated funding deficiency" as defined in ERISA,
(iii) incur any "reportable event" as defined in ERISA, (iv) terminate any "plan", as defined in ERISA or (v) become involved in any proceeding in which the Pension Benefit Guaranty Corporation shall seek appointment, or is appointed, as trustee or administrator of any "plan", as defined in ERISA, and with respect this Section 10.1(h), such event or condition (x) remains uncured for a period of thirty (30) days from date of occurrence and (y) such event or condition is reasonably likely to subject any Company to any tax, penalty or other liability having a Material Adverse Effect;

     (i) the occurrence of any default or event of default (after giving effect to any applicable grace or cure period) under any of the other Loan Documents, or any of the other Loan Documents ceases to be valid, binding and enforceable in accordance with its terms;

     (j) the occurrence of any default or event of default (after giving effect to any applicable grace or cure period) under any instrument or agreement evidencing or governing (i) the Subordinated Debt or (ii) other Indebtedness of the Companies (or any of them) having a principal amount in excess of $100,000;

     (k) the Companies (or any of them) shall modify the terms or provisions of any agreement, instrument or other document relating to any Subordinated Debt without CIT's prior written consent, unless such modification is permitted by the applicable Subordination Agreement;

     (l) a Change of Control shall occur;

     (m) a final judgment for the payment of money in excess of $250,000 shall be rendered against the Companies (or any one of them) (other than a judgment as to which a financially sound and reputable insurance company has acknowledged coverage of such claim in writing), and either (i) within thirty (30) days after the entry of such judgment, shall not have been discharged or stayed pending appeal (or if stayed pending appeal, shall not have been discharged within thirty (30) days after the entry of a final order of affirmance on appeal), or
(ii) enforcement proceedings shall be commenced by any holder of such judgment;
or

     (n) any Company receiving a "going concern" opinion from the Companies' auditors.

     10.2 REMEDIES WITH RESPECT TO OUTSTANDING LOANS. Upon the occurrence of a Default or an Event of Default, at the option of CIT, all loans, advances and extensions of credit provided for in Sections 3 and 5 of this Financing Agreement thereafter shall be made in CIT's sole discretion, and the obligation of CIT to make Revolving Loans and to assist the Companies in opening Letters of Credit, shall cease unless such Default is cured to CIT's satisfaction or such Event of Default is waived in accordance herewith. In addition, upon the occurrence of an Event of Default, CIT may, at its option (a) declare all Obligations immediately due and payable,
(b) charge the Companies the Default Rate of Interest on all then outstanding or thereafter incurred Obligations in lieu of the interest provided for in Sections
8.1 of this Financing Agreement, provided that CIT has given the Companies written notice of such Event of Default if required by Section 8.2, and (c) immediately terminate this Financing Agreement and the Factoring Agreements upon notice to the Companies. Notwithstanding the foregoing, (x) CIT's commitment to make loans, advances and extensions of credit provided for in Sections 3 and 5 of this Financing Agreement automatically shall terminate without any declaration, notice or demand by CIT upon the commencement of any proceeding described in clause (ii) of Section 10.1(c), and (y) this Financing Agreement and the Factoring Agreements automatically shall terminate and all Obligations shall become due and payable immediately without any declaration, notice or demand by CIT, upon the commencement of any proceeding described in clause (i) of Section 10.1(c) or the occurrence of an Event of Default described in clause
(ii) of Section 10.1(c). The exercise of any option is not exclusive of any other option that may be exercised at any time by CIT.

     10.3 REMEDIES WITH RESPECT TO COLLATERAL. Immediately after the occurrence of an Event of Default, CIT may, at its option, to the extent permitted by applicable law: (a) remove from any premises where same may be located any and all books and records, computers, electronic media and software programs associated with any Collateral (including electronic records, contracts and signatures pertaining thereto), documents, instruments and files, and any receptacles or cabinets containing same, relating to the Accounts, and CIT may use, at the Companies' expense, such of the Companies' personnel, supplies or space at any Company's place of business or otherwise, as may be necessary to properly administer and control the Accounts or the handling of collections and realizations thereon; (b) bring suit, in the name of the Companies (or any of them) or CIT, and generally shall have all other rights respecting the Accounts, including, without limitation, the right to (i) accelerate or extend the time of payment, (ii) settle, compromise, release in whole or in part any amounts owing on any Accounts and (iii) issue credits in the name of the Companies (or any of them) or CIT; (c) sell, assign and deliver the Collateral and any returned, reclaimed or repossessed merchandise, with or without advertisement, at public or private sale, for cash, on credit or otherwise, at CIT's sole option and discretion, and CIT may bid or become a purchaser at any such sale, free from any right of redemption, which right is hereby expressly waived by the Companies; (d) foreclose CIT's security interests in the Collateral by any available judicial procedure, or take possession of any or all of the Collateral without judicial process, and to enter any premises where any Collateral may be located for the purpose of taking possession of or removing the same; and (e) exercise any other rights and remedies provided in law, in equity, by contract or otherwise. CIT shall have the right, without notice or advertisement, to sell, lease, or otherwise dispose of all or any part of the Collateral whether in its then condition or after further preparation or processing, in the name of the Companies (or any of them) or CIT, or in the name of such other party as CIT may designate, either at public or private sale or at any broker's board, in lots or in bulk, for cash or for credit, with or without warranties or representations (including, without limitation, warranties of title, possession, quiet enjoyment and the like), and upon such other terms and conditions as CIT in its sole discretion may deem advisable, and CIT shall have the right to purchase at any such sale. If any Inventory and Equipment shall require rebuilding, repairing, maintenance or preparation, CIT shall have the right, at its option, to do such of the aforesaid as is necessary, for the purpose of putting the Inventory and Equipment in such saleable form as CIT shall deem appropriate. The Companies agree, at the request of CIT, to assemble the Inventory and Equipment, and to make it available to CIT at premises of the Companies or elsewhere and to make available to CIT the premises and facilities of the Companies for the purpose of CIT's taking possession of, removing or putting the Inventory and Equipment in saleable form. If notice of intended disposition of any Collateral is required by law, it is agreed that ten (10) days notice shall constitute reasonable notification and full compliance with the law. The net cash proceeds resulting from CIT's exercise of any of the foregoing rights (after deducting all Out-of-Pocket Expenses relating thereto) shall be applied by CIT to the payment of the Obligations, whether due or to become due, in such order as CIT may elect, and the Companies shall remain liable to CIT for any deficiencies, and CIT in turn agrees to remit to the Companies or their successors or assigns, any surplus resulting therefrom. The enumeration of the foregoing rights is not intended to be exhaustive and the exercise of any right shall not preclude the exercise of any other right of CIT under applicable law or the other Loan Documents, all of which shall be cumulative.

     10.4 GENERAL INDEMNITY. In addition to the Companies' agreement to reimburse CIT for Out-of-Pocket Expenses, but without duplication, the Companies hereby agree to indemnify CIT and its officers, directors, employees, attorneys and agents (each, an "Indemnified Party") from, and to defend and hold each Indemnified Party harmless against, any and all losses, liabilities, obligations, claims, actions, judgments, suits, damages, penalties, costs, fees, expenses (including reasonable attorney's fees) of any kind or nature which at any time may be imposed on, incurred by, or asserted against, any Indemnified
Party:

     (a) as a result of CIT's exercise of (or failure to exercise) any of CIT's rights and remedies hereunder, including, without limitation, (i) any sale or transfer of the Collateral, (ii) the preservation, repair, maintenance, preparation for sale or securing of any Collateral, and (iii) the defense of CIT's interests in the Collateral (including the defense of claims brought by the Companies (or any of them) as a debtor-in-possession or otherwise, any secured or unsecured creditors of the Companies (or any of them), or any trustee or receiver in bankruptcy);

     (b) as a result of any environmental pollution, hazardous material or environmental clean-up relating to the Real Estate, the Companies' operation and use of the Real Estate, and the Companies' off-site disposal practices;

     (c) arising from or relating to (i) the maintenance and operation of any Depository Account, (ii) any Depository Account Control Agreements and (iii) any action taken (or failure to act) by any Indemnified Party with respect thereto;

     (d) in connection with any regulatory investigation or proceeding by any regulatory authority or agency having jurisdiction over the Companies (or any of them); and

     (e) otherwise relating to or arising out of the transactions contemplated by this Financing Agreement and the other Loan Documents, or any action taken (or failure to act) by any Indemnified Party with respect thereto;

provided that an Indemnified Party's conduct in connection with the any of the foregoing matters does not constitute bad faith, gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction. This indemnification shall survive the termination of this Financing Agreement and the payment and satisfaction of the Obligations. CIT may from time to time establish Availability Reserves with respect to this indemnity as CIT may deem advisable in the exercise of its reasonable business judgment and which are customary either in the commercial finance industry or in the lending practices of CIT, and upon termination of this Financing Agreement, CIT may hold such reserves as cash reserves as security for this indemnity.

SECTION 11. TERMINATION

     Unless previously terminated as provided in this Section 11, this Financing Agreement shall terminate on the Termination Date. CIT may terminate this Financing Agreement and the Revolving Line of Credit only as provided in Section
10.2 hereof. The Companies, or any one of them, may terminate this Financing Agreement at any time prior to the Termination Date upon thirty (30) days prior written notice to CIT, provided that the Companies pays to CIT any Early Termination Fee due and payable hereunder on the date of termination. A termination by one Company shall be deemed to be a termination by all Companies, and termination of this financing Agreement shall be deemed to be termination of the Factoring Agreements. All Obligations shall become due and payable in full on the Termination Date or, if earlier, the date of any termination hereunder and, pending a final accounting of the Obligations, CIT may withhold any credit balances in the Revolving Loan Account (unless supplied with an indemnity satisfactory to CIT) as a cash reserve to cover any contingent Obligation then outstanding, including, but not limited to, an amount equal to 110% of the face amount of any outstanding Letters of Credit. All of CIT's rights, liens and security interests granted pursuant to the Loan Documents shall continue after any termination of this Financing Agreement until all Obligations have been fully and finally paid and satisfied.

SECTION 12. MISCELLANEOUS

     12.1 WAIVERS. The Companies hereby waive diligence, demand, presentment, protest and any notices thereof as well as notices of nonpayment, intent to accelerate and acceleration. No waiver of an Event of Default by CIT shall be effective unless such waiver is in writing and signed by CIT. No delay or failure of CIT to exercise any right or remedy hereunder, whether before or after the happening of any Event of Default, shall impair any such right or remedy, or shall operate as a waiver of such right or remedy, or as a waiver of such Event of Default. A waiver on any occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion. No single or partial exercise by CIT of any right or remedy precludes any other or further exercise thereof, or precludes any other right or remedy.

     12.2 ENTIRE AGREEMENT; AMENDMENTS. This Financing Agreement and the other Loan Documents: (a) constitute the entire agreement between the Companies and CIT; (b) supersede any prior agreements; (c) may be amended only by a writing signed by the Companies and CIT; and (d) shall bind and benefit the Companies and CIT and their respective successors and assigns. Should the provisions of any other Loan Document conflict with the provisions of this Financing Agreement, the provisions of this Financing Agreement shall apply and govern.

     12.3 USURY LIMIT. In no event shall the Companies, upon demand by CIT for payment of any indebtedness relating hereto, by acceleration of the maturity thereof, or otherwise, be obligated to pay interest and fees in excess of the amount permitted by law. Regardless of any provision herein or in any agreement made in connection herewith, CIT shall never be entitled to receive, charge or apply, as interest on any indebtedness relating hereto, any amount in excess of the maximum amount of interest permissible under applicable law. If CIT ever receives, collects or applies any such excess, it shall be deemed a partial repayment of principal and treated as such. If as a result, the entire principal amount of the Obligations is paid in full, any remaining excess shall be refunded to the Companies. This Section 12.3 shall control every other provision of the Financing Agreement, the other Loan Documents and any other agreement made in connection herewith.

     12.4 SEVERABILITY. If any provision hereof or of any other Loan Document is held to be illegal or unenforceable, such provision shall be fully severable, and the remaining provisions of the applicable agreement shall remain in full force and effect and shall not be affected by such provision's severance. Furthermore, in lieu of any such provision, there shall be added automatically as a part of the applicable agreement a legal and enforceable provision as similar in terms to the severed provision as may be possible.

     12.5 WAIVER OF JURY TRIAL; SERVICE OF PROCESS. EACH COMPANY AND CIT EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREUNDER. EACH COMPANY HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO SERVICE OF PROCESS BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED. IN NO EVENT WILL CIT BE LIABLE FOR LOST PROFITS OR OTHER SPECIAL OR CONSEQUENTIAL DAMAGES.

     12.6 NOTICES. Except as otherwise herein provided, any notice or other communication required hereunder shall be in writing (messages sent by e-mail or other electronic transmission (other than by telecopier) shall not constitute a writing, however any signature on a document or other writing that is transmitted by e-mail or telecopier shall constitute a valid signature for purposes hereof), and shall be deemed to have been validly served, given or delivered when received by the recipient if hand delivered, sent by commercial overnight courier or sent by facsimile, or three (3) Business Days after deposit in the United States mail, with proper first class postage prepaid and addressed to the party to be notified as follows:

     (a)  if to CIT, at:

          The CIT Group/Commercial Services, Inc.
          Two Wachovia Center, Suite 2500
          301 South Tryon Street
          Charlotte, North Carolina 28202
          Attn: Regional Credit Manager
          Telecopier No.: (704) 339-2910;

          with a copy to:

          Hunton & Williams LLP
          Bank of America Plaza, Suite 3500
          101 South Tryon Street
          Charlotte, North Carolina 28280
          Attn: Haywood A. Barnes, Esq.
          Telecopier No.: (704) 378-4890;

     (b)  if to the Companies at:

          Physical Address:

          Crown Crafts, Inc.
          916 South Burnside Avenue
          Gonzales, Louisiana 70737
          Attn: Mr. E. Randall Chestnut
          Telecopier No.: (225) 647-9112;

          Mailing Address:

          Crown Crafts, Inc.
          P.O. Box 1028
          Gonzales, Louisiana 70707-1028
          Attn: Mr. E. Randall Chestnut
          Telecopier No.: (225) 647-9112

          with a copy to:

          Rogers & Hardin LLP
          229 Peachtree Street NE
          2700 International Tower
          Atlanta, Georgia 30303
          Attn: Steven E. Fox, Esq.
          Telecopier No.: (404) 525-2224; or

     (c) to such other address as any party may designate for itself by like notice.

     12.7 JOINT AND SEVERAL LIABILITY.

     (A) JOINT AND SEVERAL LIABILITY. All Revolving Loans made to the Companies shall be deemed jointly funded to, and received by, each Company. Each Company jointly and severally agrees to pay, and shall be jointly and severally liable for the payment and performance of, all Obligations. Each Company acknowledges and agrees that the joint and several liability of the Companies is provided as an inducement to CIT to provide loans and other financial accommodations to the Companies, and that each such loan or other financial accommodation shall be deemed to have been done or extended by CIT in consideration of, and in reliance upon, the joint and several liability of the Companies. The joint and several liability of each Company hereunder is absolute, unconditional and continuing, regardless of the validity or enforceability of any of the

Obligations, or the fact that a security interest or lien in any Collateral may not be enforceable or subject to equities or defenses or prior claims in favor of others, or may be invalid or defective in any way and for any reason. Each Company hereby waives: (i) all notices to which such Company may be entitled as a co-obligor with respect to the Obligations, including, without limitation, notice of (x) acceptance of this Financing Agreement, (y) the making of loans or other financial accommodations under this Financing Agreement, or the creation or existence of the Obligations, and (z) presentment, demand, protest, notice of protest and notice of non-payment; and (ii) all defenses based on (w) any modification (or series of modifications) of this Financing Agreement or the other Loan Documents that may create a substituted contract, or that may fundamentally alter the risks imposed on such Company hereunder, (x) the release of any other Company from its duties under this Financing Agreement or the other Loan Documents, or the extension of the time of performance of any other Company's duties hereunder or thereunder, (y) the taking, releasing, impairment or abandonment of any Collateral, or the settlement, release or compromise of the Obligations or any other Company's liabilities with respect to all or any portion of the Obligations, or (z) any other act (or any failure to act) that fundamentally alters the risks imposed on such Company by virtue of its joint and several liability hereunder. It is the intent of each Company by this paragraph to waive any and all suretyship defenses available to such Company with respect to the Obligations, whether or not specifically enumerated above.

     (B) SUBROGATION AND CONTRIBUTION RIGHTS. Each Company hereby agrees that until the full and final payment and satisfaction of the Obligations and the termination of this Financing Agreement, such Company will not exercise any subrogation, contribution or other right or remedy against any other Company or any security for any of the Obligations arising by reason of such Company's performance or satisfaction of its joint and several liability hereunder. In addition, each Company agrees that (i) such Company's right to receive any payment of amounts due with respect to such subrogation, contribution or other rights is subordinated to the full and final payment and satisfaction of the Obligations, and (ii) such Company agrees not to demand, sue for or otherwise attempt to collect any such payment until the full and final payment and satisfaction of the Obligations and the termination of this Financing Agreement.

     (C) LIMITATION OF JOINT AND SEVERAL LIABILITY. Notwithstanding any provisions of this Financing Agreement to the contrary, it is the intent of the parties hereto that the joint and several nature of the liabilities of the Companies, and the security interests granted by the Companies to secure the Obligations, not constitute a fraudulent conveyance under Section 548 of Chapter 11 of Title II of the United States Code (11 U.S.C. Section 101, et seq.), as amended, or a fraudulent conveyance or fraudulent transfer under the applicable provisions of any fraudulent conveyance, fraudulent transfer or similar law of any state, nation or other governmental unit, as in effect from time to time. Accordingly, CIT and the Companies agree that if the obligations and liabilities of any Company hereunder, or any security interests granted by such Company securing the Obligations would, but for the application of this sentence, constitute a fraudulent conveyance or fraudulent transfer under applicable law, the obligations and liabilities of such Company hereunder, as well as the security interests securing such obligations and liabilities, shall be valid and enforceable only to the maximum extent that would not cause such obligations, liabilities or security interests to constitute a fraudulent conveyance or fraudulent transfer under applicable law.

     (D) SUBORDINATION. Each Company hereby subordinates any claims, including any right of payment, subrogation, contribution and indemnity, that it may have from or against any other

Company, and any successor or assign of any other Company, including any trustee, receiver or debtor-in-possession, howsoever arising, due or owing or whether heretofore, now or hereafter existing, to the payment in full of all of the Obligations. Notwithstanding the immediately preceding sentence to the contrary, for so long as no Event of Default exists, each Company may pay to each other Company loans and advances made to such Company in the ordinary course of such Companies' business.

     12.8 CHOICE OF LAW. THE VALIDITY, INTERPRETATION AND ENFORCEMENT OF THIS FINANCING AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, EXCEPT TO THE EXTENT THAT ANY OTHER LOAN DOCUMENT INCLUDES AN EXPRESS ELECTION TO BE GOVERNED BY THE LAWS OF ANOTHER JURISDICTION.

                            [SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have caused this Financing Agreement to be executed, accepted and delivered by their proper and duly authorized officers as of the date set forth above.

THE COMPANIES:                          CIT:

CROWN CRAFTS, INC., as a Company        THE CIT GROUP/COMMERCIAL
and the Funds Administrator             SERVICES, INC.


By: /s/ E. Randall Chestnut             By: /s/ William Johanessen
    ---------------------------------       ------------------------------------
    E. Randall Chestnut                     William Johanessen
    President and CEO                       Senior Vice President


CHURCHILL WEAVERS, INC.


By: /s/ E. Randall Chestnut
    ---------------------------------
    E. Randall Chestnut
    Vice President


HAMCO, INC.


By: /s/ E. Randall Chestnut
    ---------------------------------
    E. Randall Chestnut
    President and CEO


CROWN CRAFTS INFANT PRODUCTS, INC.


By: /s/ E. Randall Chestnut
    ---------------------------------
    E. Randall Chestnut
    Vice President